UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AXIALL CORPORATION

(Name of Registrant as Specified in its Charter)

WESTLAKE CHEMICAL CORPORATION

WESTLAKE NG IV CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Dear Fellow Axiall Stockholder:

On March 29, 2016, Westlake Chemical Corporation (“Westlake Chemical”), submitted a revised proposal to Axiall Corporation (“Axiall”) to acquire all of the outstanding shares of Axiall for an aggregate consideration per share of $14.00 in cash and 0.1967 of a share of Westlake Chemical common stock, which consideration represented an aggregate value of $23.35 per share based on the closing price of Westlake Chemical common stock on April 1, 2016 (the “Revised Proposal”).

The Revised Proposal represents:

•	an increase of approximately 17% over Westlake Chemical’s initial proposal of $20.00 per share that was submitted on January 29, 2016; and

•	a premium of over 143% to the closing price of Axiall common stock of $9.60 on January 22, 2016, the last trading day before Westlake Chemical submitted its initial proposal.

On March 31, 2016, Axiall rejected the Revised Proposal and refused to make a counterproposal or otherwise negotiate or provide any constructive feedback.

We are sending you the enclosed proxy statement and the accompanying GOLD proxy card or GOLD voting instruction form because we are soliciting proxies from Axiall’s stockholders to be voted at the 2016 annual meeting of stockholders of Axiall to be held on [●], 2016, at [●] at [●] (including any adjournment or postponement thereof and any meeting of stockholders of Axiall that may be called in lieu thereof, the “Annual Meeting”). At the Annual Meeting, we will seek to elect a slate of ten independent and highly qualified candidates to the Axiall board of directors. If elected, those ten candidates would comprise the entire Axiall board of directors.

We are seeking your support for the election of ten independent and highly qualified candidates because we believe that the current directors of Axiall are not acting in your best interests. Specifically, despite the time and effort we have expended in performing the due diligence Axiall was willing to make available to us and our offering a substantial price for the company, Axiall rejected the Revised Proposal and refused to make a counterproposal or otherwise negotiate or provide any constructive feedback. Instead, Axiall said it prefers to pursue a standalone strategic plan, but the market performance of Axiall’s shares prior to when we made our initial proposal does not suggest it will deliver anywhere near the value and upside of the Revised Proposal.

We believe that our ten candidates are highly qualified to serve as directors of Axiall, and are well-respected members of the business community with extensive industry and public company experience who are committed to act in the best interests of Axiall and its stockholders. We believe that, if elected, each of our candidates would be considered an independent director of Axiall and will exercise his or her independent judgment in all matters that come before the Axiall board of directors and has the necessary track-record, strategic vision and experience to maximize stockholder value.

We urge you to send a strong message to Axiall. Given the Axiall board of directors’ unrealistic expectations and entrenched position, we believe that the only way to send this message is by replacing Axiall’s directors with our independent and highly-qualified candidates who are willing to evaluate and fully consider all of Axiall’s strategic options, including the Revised Proposal, in accordance with their fiduciary duties.

Whether or not you plan to attend the Annual Meeting, we urge you to vote for the election of the independent candidates nominated by us by signing, dating and returning the enclosed GOLD proxy card or GOLD voting instruction form in the postage-paid envelope (or submitting your voting instructions by Internet or telephone as described on the GOLD proxy card or GOLD voting instruction form) as soon as possible. We urge you not to sign or return Axiall’s [white] proxy card or otherwise provide proxies sent to you by Axiall. If you have returned Axiall’s [white] proxy card, you have every right to change your vote by returning a later dated GOLD proxy card.

Remember, if your shares of Axiall common stock are held through a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares and only upon receipt of specific instructions from you. Accordingly, it is critical that you promptly complete the enclosed GOLD voting instruction form or contact the person responsible for your account and give instructions to have your shares voted for the election of the independent and highly qualified candidates nominated by us.

If you have any questions or require any assistance in executing or delivering your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., by telephone at 800-322-2885 or 212-929-5500 or by e-mail at Westlake@mackenziepartners.com.

Very truly yours,

Albert Chao

President and Chief Executive Officer

Westlake Chemical Corporation

PRELIMINARY COPY—SUBJECT TO COMPLETION

DATED [●], 2016

AXIALL CORPORATION

2016 ANNUAL MEETING OF STOCKHOLDERS

[●], 2016

PROXY STATEMENT

OF

WESTLAKE CHEMICAL CORPORATION

WESTLAKE NG IV CORPORATION

This proxy statement and the enclosed GOLD proxy card or GOLD voting instruction form are being furnished by Westlake Chemical Corporation, a Delaware corporation (“Westlake Chemical”), and its wholly owned subsidiary, Westlake NG IV Corporation, a Delaware corporation (“Westlake NG IV”), to stockholders of Axiall Corporation, a Delaware corporation (“Axiall”), in connection with the solicitation of proxies to be voted at the 2016 annual meeting of stockholders of Axiall, including any adjournments or postponements thereof and any meeting of Axiall stockholders held in lieu thereof (the “Annual Meeting”). References to “Westlake”, “we”, “us” or “our” refer to Westlake Chemical and/or Westlake NG IV, as the context requires.

Pursuant to this proxy statement, we are soliciting proxies from the holders of Axiall common stock to take the following action:

•	elect Steven A. Blank, Michael E. Campbell, Charles E. Crew Jr., Ruth I. Dreessen, Angela A. Minas, David C. Reeves, Ronald R. Steger, James W. Swent III, Gary L. Whitlock and Randy G. Woelfel (each, a “Nominee”, and, collectively, the “Nominees”), to the Axiall board of directors.

If any of the Nominees is unable to serve or for good cause will not serve as a director, we reserve the right to nominate a substitute nominee for election as a director. In such event, we will file an amended proxy statement that identifies any such substitute nominee, discloses that any such substitute nominee has consented to being named in our amended proxy statement and to serve as a director of Axiall if elected and includes the information with respect to such substitute nominee required to be disclosed under the proxy rules. In any such case, the GOLD proxy card or GOLD voting instruction form will be voted for such substitute nominee(s) in compliance with SEC rules and any other applicable requirements.

Axiall has announced that the Annual Meeting will be held on [●], 2016 at [●] at [●]. Axiall has set the close of business on [●], 2016 as the record date for determining the Axiall stockholders who will be entitled to vote at the Annual Meeting (the “record date”).

This proxy statement and the accompanying GOLD proxy card or GOLD voting instruction form are first being sent or given to holders of shares of Axiall common stock on or about [●], 2016.

As of the date of this proxy statement, Westlake does not know of any other business that will be presented at the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting but were not known a reasonable time prior to the mailing of the definitive proxy statement or are matters incidental to the conduct of the meeting, and you have signed, dated and returned the enclosed GOLD proxy card or GOLD voting instruction form (or submitted your voting instructions by Internet or telephone as described on the enclosed GOLD proxy card or GOLD voting instruction form), the named proxies will vote the shares represented thereby in their discretion in relation to such business.

As of the date of this proxy statement, Westlake beneficially owns 3,100,050 shares of Axiall common stock, which represents approximately 4.4% of the shares of Axiall common stock outstanding.1 Westlake intends to hold all of such shares through the record date for the Annual Meeting and to vote or cause such shares of Axiall common stock to be voted FOR the election of the Nominees.

In order to be eligible to make nominations for election to the Axiall board of directors, a stockholder and its proposed nominees must comply with the advance notice and other provisions of Section 15 of Axiall’s Second Amended and Restated Bylaws adopted on March 4, 2014 (the “Axiall bylaws”). Westlake timely submitted a notice of nomination and related documentation to Axiall on February 16, 2016.

THIS SOLICITATION IS BEING MADE BY WESTLAKE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF AXIALL OR ANY OTHER PERSON.

On March 29, 2016, Westlake Chemical increased its proposal to acquire all of the outstanding shares of Axiall to an aggregate consideration per share of $14.00 in cash and 0.1967 of a share of Westlake Chemical common stock, which consideration represented an aggregate value of $23.35 per share based on the closing price of Westlake Chemical common stock on April 1, 2016 (the “Revised Proposal”). The Revised Proposal represents an increase of approximately 17% over Westlake Chemical’s initial proposal of $20.00 per share that was submitted on January 29, 2016 (the “Initial Proposal”), and a premium of over 143% to the closing price of Axiall common stock of $9.60 on January 22, 2016, the last trading day before Westlake Chemical submitted the Initial Proposal.

IMPORTANT

ELECTION OF THE NOMINEES IS, IN OUR VIEW, AN IMPORTANT STEP IN ENSURING THAT YOU HAVE A BOARD OF DIRECTORS THAT WE BELIEVE WILL, CONSISTENT WITH ITS FIDUCIARY DUTIES, EXERCISE INDEPENDENT JUDGMENT, ACT IN YOUR BEST INTERESTS AND PROMPTLY EXPLORE ALL ALTERNATIVES FOR MAXIMIZING STOCKHOLDER VALUE, WHICH MAY INCLUDE SELLING AXIALL TO WESTLAKE, SELLING AXIALL TO A THIRD PARTY OR REMAINING INDEPENDENT.

WE ARE NOT SOLICITING PROXIES TO APPROVE A SALE TRANSACTION INVOLVING AXIALL, INCLUDING THE REVISED PROPOSAL. OTHER THAN THE REVISED PROPOSAL, WE DO NOT HAVE ANY SPECIFIC PLANS REGARDING A SALE OF AXIALL. YOUR VOTE FOR THE ELECTION OF THE INDEPENDENT CANDIDATES NOMINATED BY US DOES NOT OBLIGATE YOU OR ANY NOMINEE TO APPROVE ANY TRANSACTION BETWEEN WESTLAKE AND AXIALL.

This proxy statement, any additional proxy solicitation materials of Westlake and the GOLD proxy card are available at http://westlakeaxiall.acquisitionproposal.com. None of the information available at http://westlakeaxiall.acquisitionproposal.com shall be deemed to be incorporated by reference into this proxy statement.

[1]

All percentages set forth in this proxy statement relating to beneficial ownership of Axiall common stock are based upon 70,586,126 shares of Axiall common stock outstanding, which was the total number of shares of Axiall common stock outstanding as of February 22, 2016, as reported in Axiall’s annual report on Form 10-K for the year ended December 31, 2015 (“Axiall’s 2015 10-K”).

Westlake Chemical has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about voting your shares of Axiall common stock or require any other assistance in voting, please contact our proxy solicitor:

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885 or 212-929-5500

E-mail: Westlake@mackenziepartners.com

INFORMATION ABOUT THIS PROXY STATEMENT

Except as otherwise expressly set forth in this proxy statement, the information concerning Axiall contained in this proxy statement has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission (the “SEC”) and other public sources and is qualified in its entirety by reference thereto. Westlake, the Nominees and the other participants named herein do not take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Axiall to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown by such party. Westlake, the Nominees and the other participants named herein have relied upon the accuracy of the information included in such publicly available documents and records on file with the SEC and other public sources and have not made any independent attempt to verify the accuracy of such information.

You should not assume that the information contained in this proxy statement is accurate as of any date other than [●], 2016 or as otherwise qualified, and the mailing of this proxy statement to stockholders of Axiall shall not create any implication to the contrary. You are urged to read this proxy statement and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information.

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

The following are some of the questions you may have as a stockholder of Axiall, as well as the answers to those questions. The following is not a substitute for the information contained in this proxy statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement carefully and in its entirety.

Who is making this solicitation?

Westlake Chemical and Westlake NG IV are making this solicitation.

Westlake Chemical is incorporated in Delaware with its principal executive offices located at 2801 Post Oak Blvd., Suite 600, Houston, TX 77056. Westlake Chemical is a vertically integrated global manufacturer and marketer of basic chemicals, vinyls, polymers and building products. Westlake Chemical products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. Westlake NG IV is incorporated in Delaware with an address at 2801 Post Oak Blvd., Suite 600, Houston, TX 77056. Westlake NG IV is a direct, wholly owned subsidiary of Westlake Chemical.

For additional information regarding Westlake Chemical and Westlake NG IV and information regarding the directors, officers and employees of Westlake Chemical who may be deemed participants in the solicitation of proxies by Westlake in connection with the Annual Meeting, please see “Information about the Participants” below.

What are we asking you to vote for?

In order to elect a slate of independent and highly qualified candidates who would comprise the entire Axiall board of directors and who we believe will act in your best interests to maximize stockholder value, we are asking for your proxy to vote FOR the election of the Nominees on the enclosed GOLD proxy card or GOLD voting instruction form.

The Axiall board of directors currently consists of one class of ten directors. Directors elected at the Annual Meeting will hold office until the next succeeding annual meeting and their successors have been elected and qualified or their death, resignation or removal.

We are proposing that Steven A. Blank, Michael E. Campbell, Charles E. Crew Jr., Ruth I. Dreessen, Angela A. Minas, David C. Reeves, Ronald R. Steger, James W. Swent III, Gary L. Whitlock and Randy G. Woelfel be elected to the Axiall board of directors. We believe that the Nominees are highly qualified to serve on the Axiall board of directors, and are well-respected members of the business community with extensive industry and public company experience who are committed to act in the best interests of Axiall and its stockholders. We also believe that the Nominees have the necessary track-record, strategic vision and experience to maximize stockholder value.

We believe that the Nominees are independent under the applicable New York Stock Exchange rules and Axiall’s corporate governance guidelines. We also believe that the Nominees are independent under the heightened independent standards applicable to audit committee members under the rules of the New York Stock Exchange and the SEC. None of the Nominees are affiliated with Westlake Chemical, Westlake NG IV or any of their respective subsidiaries. Additional information about the Nominees is set forth in this proxy statement under the section titled “Proposal I—The Westlake Nominees” and in Appendix I and Appendix II to this proxy statement, which we urge you to read.

Why are we soliciting your vote?

We are soliciting your vote for the election of the Nominees because we believe that the current directors of Axiall are not acting in your best interests. Specifically, despite the time and effort we have expended in performing due diligence on Axiall and our offering a substantial price for the company, Axiall rejected the Revised Proposal and refused to make a counterproposal or otherwise negotiate or provide any constructive feedback.

We believe that the Nominees are highly qualified to serve as directors of Axiall, and are well-respected members of the business community with extensive industry and public company experience who are committed to act in the best interests of Axiall and its stockholders. We believe that, if elected, each of the Nominees would be considered an independent director of Axiall under the applicable New York Stock Exchange rules and Axiall’s corporate governance guidelines and will exercise his or her independent judgment in all matters that come before the Axiall board of directors and has the necessary track-record, strategic vision and experience to maximize stockholder value.

We urge you to send a strong message to Axiall. Given the Axiall board of directors’ unrealistic expectations and entrenched position, we believe that the only way to send this message is by replacing Axiall’s directors with the independent and highly-qualified Nominees who are willing to evaluate and fully consider all of Axiall’s strategic options, including the Revised Proposal, in accordance with their fiduciary duties.

If you elect the Nominees to the Axiall board of directors, are you agreeing to an acquisition of Axiall by Westlake?

No. Your vote to elect the Nominees to the Axiall board of directors does not obligate Axiall to agree to be acquired by Westlake or obligate you or any Nominee to vote in favor of an acquisition of Axiall by Westlake or otherwise consent to any transaction between Westlake and Axiall.

Although the election of the Nominees to the Axiall board of directors is an important step toward Axiall entering into good faith negotiations with us with respect to the Revised Proposal, we are not asking the Axiall stockholders to consent to or vote on the Revised Proposal at this time.

Where and when will the Annual Meeting be held?

Axiall has announced that the Annual Meeting is scheduled to be held on [●], 2016, at [●] at [●].

Who can vote at the Annual Meeting?

If you owned shares of Axiall common stock, either registered in your name or registered in the name of your brokerage firm, bank or other nominee, at the close of business on [●], 2016, the record date, you are entitled to vote or cause your shares to be voted at the Annual Meeting.

Many Axiall stockholders hold their shares through a brokerage firm, bank or other nominee (“beneficially”), rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those owned beneficially:

•	Stockholder of Record. If your shares of Axiall common stock are registered directly in your name with Axiall’s transfer agent, Computershare Shareowner Services, you are considered the stockholder of record of those shares. As the stockholder of record, you can submit your voting instructions by Internet, telephone or mail as described on the enclosed GOLD proxy card.

•

Beneficial Owner.    If your shares of Axiall common stock are held by a brokerage firm, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If this is the case, the proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee which is considered the stockholder of record with respect to these shares. As a beneficial owner, you have the right to direct your brokerage firm, bank or other nominee on how to vote the shares. In order for those shares to be voted at the Annual Meeting, you must provide your brokerage firm, bank or other nominee instructions to vote your shares of Axiall common stock. Please follow the instructions on the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to direct them as to how to vote your shares of Axiall common stock at the Annual Meeting. You may vote your shares in person at the meeting only if you obtain a “legal” proxy from your brokerage firm, bank or other nominee. You also should be able to submit your voting instructions by Internet, telephone or mail as described on the enclosed GOLD voting instruction form.

How many shares must be voted in favor of the Nominees to elect them?

According to the Axiall bylaws, at the Annual Meeting, directors will be elected to the Axiall board of directors by plurality vote. Accordingly, the ten candidates who receive the greatest number of votes cast for election will be the duly elected directors of Axiall. Cumulative voting is not permitted.

Abstentions and “broker non-votes” will not be considered to be votes cast for the election of directors and therefore will have no effect on the outcome of the election of directors. “Broker non-votes” are shares held by a broker that are represented at a meeting of stockholders, but with respect to which brokers are prohibited from exercising voting authority with respect to non-routine matters, such as the election of directors, because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

As of the date of this proxy statement, we beneficially own 3,100,050 shares of Axiall common stock, which represents approximately 4.4% of the shares of Axiall common stock outstanding. We intend to hold all of such shares through the record date and to vote or cause such shares to be voted FOR the election of the Nominees.

How can you vote?

You can vote your shares of Axiall common stock for the election of the Nominees in one of the following ways:

•	By Internet. Submit a proxy via the Internet by following the voting instructions on the enclosed GOLD proxy card or GOLD voting instruction form. Internet voting procedures are designed to authenticate your identity, allow you to have your shares of Axiall common stock voted and confirm that your instructions have been properly recorded. Your submission of a proxy by Internet authorizes the proxies to vote your shares of Axiall common stock in the same manner as if you had signed and returned a GOLD proxy card or GOLD voting instruction form.

•	By Telephone. Submit a proxy by telephone by following the voting instructions on the enclosed GOLD proxy card or GOLD voting instruction form. Your telephone vote authorizes the proxies to vote your shares of Axiall common stock in the same manner as if you had signed and returned a GOLD proxy card or GOLD voting instruction form.

•	By Mail. Sign, date and promptly mail the enclosed GOLD proxy card or GOLD voting instruction form in the enclosed postage-paid envelope.

•	In Person. Stockholders of record may vote shares of Axiall common stock held in their name in person at the Annual Meeting. Shares for which an Axiall stockholder is the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if such stockholder is able to obtain a “legal” proxy from the brokerage firm, bank or other nominee that holds the stockholder’s shares, indicating that the stockholder was the beneficial owner as of the record date and the number of shares of Axiall common stock for which the stockholder was the beneficial owner on the record date.

If you hold your shares of Axiall common stock in “street name” with a brokerage firm, bank or other nominee, only it can exercise voting rights with respect to your shares of Axiall common stock and it is required to vote such shares of Axiall common stock in accordance with your instructions. Accordingly, it is critical that you promptly follow the instructions set forth in the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to ensure that your shares of Axiall common stock are voted FOR the election of each of the Nominees to the Axiall board of directors. Westlake recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016), so that Westlake will be aware of all instructions given and can attempt to ensure that those instructions are followed.

We urge you not to sign or return the [white] proxy card of Axiall or otherwise provide your proxy to Axiall. It will NOT help elect the Nominees if you sign and return the [white] proxy card of Axiall and vote against Axiall’s nominees (the “Management Nominees”) or withhold your vote for the Management Nominees. Doing so may cancel any previous votes you have cast, including a previous vote FOR the Nominees.

What if you have already signed or returned a [white] proxy card or otherwise provided your proxy to Axiall?

If you have already signed or returned a [white] proxy card or otherwise provided your proxy to Axiall and you are an Axiall stockholder of record, you may revoke your previously signed or returned [white] proxy card or otherwise provided proxy by signing and returning a later-dated GOLD proxy card in the enclosed postage-paid envelope, by submitting a proxy by Internet or telephone (instructions appear on your GOLD proxy card), by attending the Annual Meeting and voting in person or by delivering a written notice of revocation to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016) or to the Corporate Secretary of Axiall. Only your latest dated proxy or your vote in person at the Annual Meeting will be counted.

Please note that if your shares of Axiall common stock are held in “street name” by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. Westlake recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016), so that Westlake will be aware of all instructions given and can attempt to ensure that those instructions are followed.

What happens if you return a signed GOLD proxy card or GOLD voting instruction form without voting instructions?

If you return a signed GOLD proxy card or GOLD voting instruction form without providing voting instructions, your shares of Axiall common stock will be voted FOR the election of each of the Nominees to the Axiall board of directors.

Will any other matters be considered at the Annual Meeting?

We do not know of any other matters to be presented for approval by the stockholders of Axiall at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed GOLD proxy card or GOLD voting instruction form will vote the shares of Axiall common stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

What is the deadline for submitting proxies?

Proxies can be submitted until action on the director nominations is taken at the Annual Meeting. However, to be sure that we receive your proxy in time to utilize it, we request that you provide your proxy to us (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016) as early as possible.

How can proxies be revoked?

An Axiall stockholder of record may revoke or change his or her proxy instructions, including proxies already given to Axiall (including Axiall’s [white] proxy cards), at any time prior to the vote at the Annual Meeting by:

•	submitting a later-dated proxy by Internet or telephone as to how you would like your shares voted (instructions are on your GOLD proxy card);

•	submitting a properly executed, later-dated GOLD proxy card;

•	attending the Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation either to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016) or to the Corporate Secretary of Axiall at 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328.

For information on the revocation of proxies, please see the section titled “Revocation of Proxies.”

Please note that if your shares of Axiall common stock are held in “street name” by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. Submitting a later-dated GOLD voting instruction form by Internet or telephone, or mailing a later-dated GOLD voting instruction form, will revoke a previously cast vote. Westlake recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016), so that Westlake will be aware of all instructions given and can attempt to ensure that those instructions are followed.

What does it mean if I receive more than one GOLD proxy card or GOLD voting instruction form?

If you hold your shares of Axiall common stock in multiple registrations, or in both registered and “street name,” you will receive a GOLD proxy card and/or GOLD voting instruction form for each account. Please sign, date and return all GOLD proxy cards and GOLD voting instruction forms you receive. If you choose to vote by Internet or telephone, please vote each GOLD proxy card and GOLD voting instruction form you receive. Only your last dated proxy for each account will be voted.

Who is paying for the solicitation?

Westlake Chemical will pay all costs of the solicitation and will not seek reimbursement of these costs from Axiall.

Whom should you call if you have any questions about the solicitation?

If you have any questions, or need assistance in voting your shares of Axiall common stock, please contact Westlake’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 800-322-2885 or 212-929-5500 or by e-mail at Westlake@mackenziepartners.com.

PROPOSAL I

ELECTION OF DIRECTORS

NOMINATION FOR ELECTION AND QUALIFICATIONS TO SERVE AS DIRECTOR

The Axiall board of directors is currently comprised of ten directors serving one-year terms. Westlake is seeking your support at the Annual Meeting to elect the ten Nominees, who are Steven A. Blank, Michael E. Campbell, Charles E. Crew Jr., Ruth I. Dreessen, Angela A. Minas, David C. Reeves, Ronald R. Steger, James W. Swent III, Gary L. Whitlock and Randy G. Woelfel, to the Axiall board of directors. If elected to the Axiall board of directors, the ten Nominees will comprise the entire Axiall board of directors and would hold office until the 2017 annual meeting of the stockholders of Axiall and their respective successors have been elected and qualified or until their respective death, resignation or removal. Each of the Nominees has consented to being named as a Nominee in this proxy statement and the form of proxy and form of voting instruction form relating to his or her election as a director of Axiall and, if elected, to serving as a director of Axiall.

We believe that each of the Nominees is highly qualified to serve as a director of Axiall and would be considered an independent director of Axiall under the applicable New York Stock Exchange rules and Axiall’s corporate governance guidelines. We also believe that each of the Nominees would be considered independent under the heightened independent standards applicable to audit committee members under the rules of the New York Stock Exchange and the SEC.

In addition, the Nominees understand that, if elected to the Axiall board of directors, each of them will have fiduciary duties to Axiall and its stockholders as a director of Axiall. Each of the Nominees has made a commitment to, if elected, act in the best interests of Axiall and its stockholders and exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the Axiall board of directors.

Reasons to Vote for the Nominees

A vote for the Nominees lets Axiall know that you want Axiall to engage in good faith negotiations with Westlake regarding the Revised Proposal. We believe that the terms of the Revised Proposal provide you with the opportunity to realize full and fair value for your shares of Axiall common stock, and that the current directors of Axiall are not acting in your best interests.

Specifically, on March 29, 2016, Westlake Chemical submitted the Revised Proposal to acquire all of the outstanding shares of Axiall for an aggregate consideration per share of $14.00 in cash and 0.1967 of a share of Westlake Chemical common stock, which consideration represented an aggregate value of $23.35 per share based on the closing price of Westlake Chemical common stock on April 1, 2016. The Revised Proposal represents an increase of approximately 17% over Westlake Chemical’s Initial Proposal of $20.00 per share that was submitted on January 29, 2016, and a premium of over 143% to the closing price of Axiall common stock of $9.60 on January 22, 2016, the last trading day before Westlake Chemical submitted the Initial Proposal.

We urge you to send a strong message to Axiall. Given the Axiall board of directors’ unrealistic expectations and entrenched position, we believe that the only way to send this message is by replacing Axiall’s directors with the independent and highly-qualified Nominees who are willing to evaluate and fully consider all of Axiall’s strategic options, including the Revised Proposal, in accordance with their fiduciary duties.

THE WESTLAKE NOMINEES

Set forth below is information with respect to each of the Nominees, including information that led to Westlake’s conclusion that each of the Nominees is qualified to serve as a member of the Axiall board of directors. This information has been furnished to Westlake by the Nominees. Please see Appendix I and Appendix II for additional information about the Nominees also furnished to Westlake by the Nominees.

Name and Business Address (if applicable)	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Steven A. Blank	61

Mr. Blank served as Executive Vice President, Chief Financial Officer and Treasurer of NuStar GP, LLC, one of the largest independent liquids terminal and pipeline operators in the United States, and NuStar GP Holdings LLC from February 2012 until December 2013. Mr. Blank had previously served in various capacities, including Senior Vice President and Chief Financial Officer, at NuStar GP, LLC, NuStar GP Holdings LLC and certain of their affiliates since January 2001. Mr. Blank served as Vice President and Treasurer of Ultramar Diamond Shamrock Corporation from December 1996 until January 2002. Mr. Blank currently serves as an independent director of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P., an oil storage and transport company (since September 2014), and as an independent director of Dakota Plains Holdings, Inc., a crude-by-rail terminal company (since February 2015). Mr. Blank holds a B.A. in History from the State University of New York and a Master of International Affairs, Specialization in Business from Columbia University.

Westlake believes that Mr. Blank will bring to the Axiall board of directors the benefits of his years of experience as a senior executive, including as Chief Financial Officer of a public company, and as a public company director, his deep familiarity with the energy industry, as well as his finance background.

Michael E. Campbell	68

Mr. Campbell served as Chairman, President and Chief Executive Officer of Arch Chemicals, Inc., an antimicrobial chemicals company, from 1999 until 2011. Prior to joining Arch Chemicals, Mr. Campbell was Executive Vice President of Olin Corporation, a chemical company and one of Axiall’s principal competitors in chlor-alkali, from 1996 to 1999. Since July 2015, Mr. Campbell has served on the board of directors of WestRock Company, a packaging company to which Axiall supplies caustic soda, and served on the board of its predecessors Westvaco and MeadWestvaco from 1998 to July 2015. He was the lead independent director for MeadWestvaco from April 2007 to April 2015. Mr. Campbell also served as a director of Milliken & Company from April 2007 to April 2015 and was the former Chairman of the American Chemistry Council. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University.

Westlake believes Mr. Campbell will bring to the Axiall board of directors the benefits of his years of experience as a senior executive, including as Chief Executive Officer of a public company, and as a public company director, his deep familiarity with the chemicals industry, including within the same market as Axiall, as well as his significant mergers and acquisitions experience.

Name and Business Address (if applicable)	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Charles E. Crew Jr.	64

Mr. Crew retired from Saudi Basic Industries Corporation (SABIC), a plastics and chemicals company, in December 2011, as Executive Vice President, President and Chief Executive Officer, SABIC Innovative Plastics. He joined SABIC in 2007 as Vice President and General Manager of SABIC Innovative Plastics’ global ventures business and became President and Chief Executive Officer in May 2008. Prior to joining SABIC, Mr. Crew spent more than thirty years at GE Plastics. During that time he served in a variety of senior roles including Vice President, GE Plastics Global Ventures, Vice President and Chief Executive Officer of GE Plastics ABS business, and Vice President and Chief Executive Officer of LNP Engineering Plastics. He led the European operations as President and Senior Managing Director of GE Plastics Europe, Middle East, and Africa, and also was Vice President and General Manager, Commercial Operations for GE Plastics Americas. He serves on the board of directors of DuBois Chemicals Company. Mr. Crew graduated from Villanova University with a bachelor’s degree in Marketing.

Westlake believes Mr. Crew will bring to the Axiall board of directors the benefits of his years of experience as a senior executive, including at a multinational plastics and chemicals company, his deep familiarity with the chemicals and plastics industries, as well as his significant mergers and acquisitions experience.

Ruth I. Dreessen 19500 Tomball Parkway Suite 455 Houston, TX 77070	60

Ms. Dreessen has served as Managing Director of Lion Chemical Partners LLC, a private equity firm focused on the chemical and related industries, since October 2010. Prior to joining Lion, Ms. Dreessen served as Executive Vice President and Chief Financial Officer of TPC Group Inc. from 2005 to 2010. Before joining TPC Group, Ms. Dreessen served as Senior Vice President, Chief Financial Officer (from 2003 to 2005) and director (from 2004 to 2005) of Westlake Chemical Corporation. She spent 21 years at JP Morgan Securities and predecessor companies, ultimately as a Managing Director of chemicals investment banking. Ms. Dreessen serves as the independent Chairman and has served as a director since March 2012 of Gevo, Inc., a bio-based fuels and chemicals company. She is also a member of the Audit, Compensation and Nominating & Corporate Governance Committees of the Gevo, Inc. board of directors. Ms. Dreessen previously served on the board of Targa Resources Partners LP, a natural gas processing and NGLs company (2013-2016), and was a member of the Audit and Conflicts Committees. She has also previously served on the boards of Versar, Inc., an environmental and construction management company (from 2010 to 2014), Georgia Gulf Corporation (a predecessor company of Axiall) (from 2001 to 2003) and the Better Minerals & Aggregates Corporation. She holds a Master of International Affairs degree from Columbia University and a bachelor’s degree in European History from New College of Florida.

Westlake believes Ms. Dreessen will bring to the Axiall board of directors the benefits of her years of experience as a senior executive and as a public company director, her deep familiarity with the chemicals industry, including having served in positions with both Westlake Chemical and Georgia Gulf (a predecessor company of Axiall), as well as her significant mergers and acquisitions, finance and banking experience.

Name and Business Address (if applicable)	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Angela A. Minas	52

Ms. Minas serves on the board of directors and as Chair of the Audit Committee of CONE Midstream Partners LP, a gas gathering company (since September 2014), and is a director and Chair of the Audit Committee and Conflicts Committee of Ciner Resources LP (formerly OCI Resources LP), a soda ash company (since December 2013). From March 2013 to August 2014, Ms. Minas was Vice President and Chief Financial Officer of Nemaha Oil and Gas, LLC, a company in the oil and gas exploration industry. Ms. Minas served as Vice President and Chief Financial Officer for DCP Midstream Partners, a midstream gas company, from September 2008 to May 2012. Ms. Minas served as Chief Financial Officer, Chief Accounting Officer and Treasurer of Constellation Energy Partners from September 2006 to March 2008. Ms. Minas served as Senior Vice President, Global Consulting from 2004 to 2006 and Vice President, US Consulting from 2002 to 2003 for Science Applications International Corp. She was a Partner with Arthur Andersen LLP from 1997 through 2002. Ms. Minas is a graduate of Rice University, where she earned a Bachelor of Arts in Managerial Studies and a Master of Business Administration with a concentration in Finance and Accounting.

Westlake believes Ms. Minas will bring to the Axiall board of directors the benefits of her years of experience as a senior executive and a public company director, her familiarity with the energy industry, as well as her finance and accounting background.

David C. Reeves	60

Mr. Reeves retired from Chevron Corporation, an oil and gas company, in 2014 after more than 35 years with the company. He most recently served as President of Strategy, Planning and Technology where he oversaw strategy formation for Chevron Downstream and Chemicals. Prior to that, Mr. Reeves served in a variety of senior roles in Chevron, including as President of Global Supply and Trading from May 2006 to June 2013 and, prior to that time, President of North America Products and Managing Director and Chief Executive Officer of Caltex Australia Ltd. Mr. Reeves joined Chevron in 1978 as an Associate Engineer in the marketing department in San Francisco. Mr. Reeves served on the ChevronPhillips Chemical Company board of directors from 2012 to 2014. Mr. Reeves obtained a Bachelor of Science in Civil Engineering from the University of Washington. Mr. Reeves has served as an advisor to Lytoil, Inc., a technology start-up focused on carbon and hydrogen manufacturing, since January 2015.

Westlake believes Mr. Reeves will bring to the Axiall board of directors the benefits of his years of experience as a senior executive at a public company, his experience as a director of one of the largest privately held chemical companies, his deep familiarity with the chemicals and energy industries, his engineering and operational background, as well as his significant mergers and acquisitions experience.

Name and Business Address (if applicable)	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Ronald R. Steger	62

Mr. Steger has served as a director, as well as Chairman of the Governance and Risk Assessment Committee and as a member of the Audit Committee, of Overseas Shipholding Group Inc., a marine transportation company, since August 2014. Mr. Steger has also served as a senior technical advisor to the Effectus Group, an accounting and advisory firm, since August 2015, and as a member of the Advisory Board of ATREG Inc., an advisory firm for the semiconductor industry and related verticals, since June 2014. Mr. Steger began his career with KPMG LLP, an audit, tax and advisory services firm, in 1976 and was admitted into the partnership in 1986. Before retiring from KPMG in 2013, he served in a variety of senior positions at KPMG including as SEC Reviewing Partner, IFRS Reviewing Partner, and Global Leader of KPMG’s semiconductor practice. Mr. Steger is a Certified Public Accountant and received a Bachelor of Science in Accounting from Villanova University.

Westlake believes Mr. Steger will bring to the Axiall board of directors the benefits of his experience as a public company director as well as his significant accounting and audit experience, including for numerous public companies.

James W. Swent III	65

Mr. Swent is the former Executive Vice President and Chief Financial Officer of Ensco plc, a global provider of offshore drilling services. Mr. Swent joined Ensco in July 2003 as Senior Vice President and Chief Financial Officer and retired in 2015. Mr. Swent previously held various financial executive positions in the information technology, telecommunications and manufacturing industries, including positions with Memorex Corporation and Nortel Networks. He served as Chief Executive Officer and Chief Financial Officer of Cyrix Corporation from 1996 to 1997 and Chief Financial Officer and Chief Executive Officer of American Pad and Paper Company from 1998 to 2000. Prior to joining the American Pad and Paper Company, Mr. Swent served as Co-Founder and Managing Director of Amrita Holdings, LLC. Mr. Swent holds a Bachelor of Science degree in Finance and a Masters degree in Business Administration from the University of California at Berkeley.

Westlake believes Mr. Swent will bring to the Axiall board of directors the benefits of his years of experience as a senior executive, including as Chief Executive Officer and Chief Financial Officer of a public company, his finance and accounting background, as well as his significant mergers and acquisitions experience.

Name and Business Address (if applicable)	Age	Current Principal Occupation and Previous Employment During the Past Five Years and Certain Other Information
Gary L. Whitlock	66

Mr. Whitlock served as Executive Vice President and Chief Financial Officer of CenterPoint Energy Inc., an electric and gas utility company, from September 2001 to October 2015. Before joining CenterPoint Energy in 2001, Whitlock was Vice President of Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company. He started his career with Dow in 1972 and served in a variety of senior financial positions including as Global Controller for the AgroSciences business, North American Controller, Finance Director in the United Kingdom and Ireland, and Director of Financial Reporting and Analysis. While at Dow, he served on the board of directors of various Dow entities. He has previously served on the board of directors of Texas Genco Holdings, Inc., KiOR, Inc., a biomass renewable energy company (from January 2012 to June 2015), and Enable Midstream Partners, LLC. Mr. Whitlock served as a director of Enable Midstream Partners L.P., which operates and develops natural gas and crude oil infrastructure, from March 2013 to September 2015. Mr. Whitlock is a Certified Public Accountant and received a Bachelor of Business Administration degree in Accounting from Sam Houston State University.

Westlake believes Mr. Whitlock will bring to the Axiall board of directors the benefits of his years of experience as a senior executive and as a public company director, his deep familiarity with the chemicals and energy industries, as well as his finance background.

Randy G. Woelfel 1249 Archley Drive Houston, TX 77055	61

Since March 2013, Mr. Woelfel has served as director of Black & Veatch, a leading global engineering, procurement, construction contractor and consulting company. Mr. Woelfel was also Chief Executive Officer and a director of NOVA Chemicals, a petrochemicals and plastics company, from November 2009 until May 2014. Prior to joining NOVA, Mr. Woelfel was Managing Director of Energy for the Houston Technology Center, Texas’ largest incubator and accelerator for emerging technology companies, and President of Cereplast, Inc. He began his career with Shell Oil Company in 1977. While at Shell Oil and affiliated companies, he served in a variety of senior positions including President of Basell International, President of Basell North America and board member of numerous Basell International petrochemical ventures. Since 2014, Mr. Woelfel has also provided services as a business consultant through Woelfel Associates, a strategy and board advice company. Mr. Woelfel received a Bachelor of Science degree in Chemical Engineering from Rice University and a Masters degree in Management from Massachusetts Institute of Technology.

Westlake believes Mr. Woelfel will bring to the Axiall board of directors the benefits of his years of experience as a senior executive, his deep familiarity with the chemicals and feedstocks industries, as well as his engineering, operational and international business background.

If elected, we would expect that each of the Nominees will be entitled to such compensation from Axiall as is provided to non-employee directors of Axiall. We would also expect that, if elected, each of the Nominees will be indemnified for his or her services as a director of Axiall to the same extent indemnification is available to directors of Axiall under Axiall’s certificate of incorporation, bylaws or otherwise provided by Axiall. In addition, we would expect that, if elected, such Nominees will be covered by any director and officer liability insurance coverage provided to Axiall directors. Axiall’s compensation policy for non-employee directors is described in Axiall’s 2015 definitive proxy statement dated April 17, 2015 under the heading “Compensation of Directors.”

Although under each Nomination Agreement up to $75,000 is payable by Westlake Chemical to each of the Nominees for his or her nomination for election to the Axiall board of directors, if elected to the Axiall board of directors, the Nominees will not receive any compensation from Westlake or its affiliates for their election to the Axiall board of directors or services as directors of Axiall.

Each of the Nominees may be deemed to have an interest in the election of directors at the Annual Meeting by virtue of his or her nomination for election to the Axiall board of directors.

Westlake does not expect that any of the Nominees will be unable to stand for election, but reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Axiall board of directors is expanded beyond its current size and/or (2) any of the Nominees is unable for any reason, including by reason of the taking or announcement of any action by Axiall that has, or if consummated would have, the effect of disqualifying any such Nominee, to serve as a director or for good cause shown will not serve as a director. In any such case, we will file an amended proxy statement that identifies any such substitute or additional nominee, discloses that any such substitute or additional nominee has consented to being named in our amended proxy statement and to serve as a director of Axiall if elected and includes the information with respect to such substitute or additional nominee required to be disclosed under the proxy rules. In the event that Axiall refuses to permit a substitute or additional nominee as contemplated by this paragraph by reason of the Axiall bylaws or otherwise, we reserve the right to challenge the Axiall bylaws or the application of the Axiall bylaws to such substitute or additional nominees or such other action in an appropriate legal proceeding. In the event that any of the Nominees is unable to serve (or for good cause will not serve) or additional persons are nominated by Westlake as nominees, the shares of Axiall common stock represented by the enclosed GOLD proxy card or GOLD voting instruction form will be voted for the substitute nominees of Westlake in compliance with SEC rules and any other applicable requirements.

WE URGE YOU TO VOTE FOR THE ELECTION OF STEVEN A. BLANK, MICHAEL E. CAMPBELL, CHARLES E. CREW JR., RUTH I. DREESSEN, ANGELA A. MINAS, DAVID C. REEVES, RONALD R. STEGER, JAMES W. SWENT III, GARY L. WHITLOCK AND RANDY G. WOELFEL BY MARKING, SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD OR GOLD VOTING INSTRUCTION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

OTHER MATTERS

Except for the matters discussed above, Westlake knows of no other matters to be presented for approval by the stockholders of Axiall at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed GOLD proxy card or GOLD voting instruction form will vote the shares of Axiall common stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

BACKGROUND OF THE SOLICITATION

As part of the regular evaluation of its business, Westlake Chemical considers a variety of strategic options and transactions. In connection with this process, and consistent with its growth strategy, Westlake Chemical has from time to time considered pursuing strategic transactions with other chemical manufacturers, including Axiall.

On January 21, 2016, Albert Chao, the President and Chief Executive Officer of Westlake Chemical, and Timothy Mann, Jr., the President and Chief Executive Officer of Axiall, spoke by telephone. During that telephone call, Mr. Albert Chao told Mr. Mann that he would like to meet in person on January 22, 2016. Mr. Mann told Mr. Albert Chao that he was traveling, but would get back to Mr. Albert Chao with his availability for an in person meeting. Mr. Albert Chao told Mr. Mann that the purpose of the meeting was to discuss a potential transaction and, after further e-mail correspondence between Mr. Albert Chao and Mr. Mann, they agreed to meet in Atlanta, Georgia on January 25, 2016.

On January 25, 2016, Mr. Albert Chao, M. Steven Bender, Senior Vice President and Chief Financial Officer of Westlake Chemical, Mr. Mann and Gregory Thompson, Executive Vice President and Chief Financial Officer of Axiall, met in Atlanta, Georgia. At this meeting, Mr. Albert Chao conveyed Westlake Chemical’s interest in acquiring Axiall and presented the Initial Proposal and the following letter to Mr. Mann and Mr. Thompson. At the meeting, Mr. Albert Chao noted that Westlake Chemical was excited to engage in discussions with Axiall regarding the Initial Proposal and hoped Westlake Chemical and Axiall could reach a framework on the key terms of a potential business combination transaction by January 28, 2016. Mr. Mann and Mr. Thompson told Mr. Albert Chao and Mr. Bender that they would discuss the Initial Proposal with Axiall’s board of directors.

January 22, 2016

CONFIDENTIAL

Mr. Timothy Mann, Jr.

President and Chief Executive Officer

Axiall Corporation

1000 Abernathy Road

Suite 1200

Atlanta, GA 30328

Dear Tim:

I am writing to express our strong interest in a business combination of Westlake and Axiall. Under our proposal, which has the full support of our Board of Directors, Westlake would acquire Axiall for per share consideration of $20 payable in the form of $11 in cash and 0.1967 of a share of Westlake common stock.

The $20 per share price represents a 108% premium over the closing price of Axiall common stock of $9.60 on January 22, 2016. Axiall stockholders would receive cash consideration well in excess of the closing price of Axiall shares on January 22, 2016, representing an immediate monetization event for Axiall stockholders, while the significant stock component of the consideration would provide Axiall stockholders with meaningful participation in the attractive growth potential and synergies of the combined company. If the Axiall Board of Directors believes certain Axiall stockholders will have a strong preference for cash versus stock consideration, we would be prepared to discuss providing an election option that would permit the consideration to be reallocated among Axiall stockholders.

We believe that the combination of Westlake and Axiall clearly represents the best way to deliver maximum value to Axiall stockholders, as well as create a more efficient and competitive company.

The transaction would provide Axiall stockholders the opportunity to diversify from a product perspective by gaining the upside of Westlake’s olefins and polyethylene businesses, in addition to the combined Westlake and Axiall vinyls businesses. A combination of our two companies would allow Axiall to backward integrate into the ethylene market immediately. Axiall stockholders would own a business with a broader geographical footprint that would include Westlake’s Vinnolit business in Europe, which is a global leader in specialty PVC resins. In addition, the combined company would have a stronger financial profile than Axiall, providing the combined company with a greater degree of financial flexibility and ability to capitalize on future investment opportunities. Based on our proposed consideration mix and our strong track record, we believe that the combined company will maintain an investment grade credit rating.

In short, we believe the proposed transaction has compelling strategic and financial logic and are confident that it would benefit each of our companies, our stockholders and our other constituencies.

We expect that certainty of closing a transaction will be of great importance to Axiall’s Board of Directors. We contemplate that our transaction would be subject only to customary closing conditions, including the receipt of necessary regulatory approvals, which we do not anticipate will present any issues. The transaction will not be subject to a financing contingency.

We believe it is in all parties’ interest to move forward with this transaction promptly. We have already completed extensive analysis and due diligence based on publicly available information. Accordingly, our due diligence requirements are limited, confirmatory in nature and capable of being completed on an accelerated timeframe. We would anticipate negotiating a definitive merger agreement in parallel with completing our due diligence. We have retained Deutsche Bank and Goldman Sachs as our financial advisors and Cleary Gottlieb Steen & Hamilton LLP as our legal counsel. We hope to work with you on a friendly basis to complete this transaction successfully and expeditiously.

As I stated to you, we would prefer to continue to engage in a private dialogue with you and your Board of Directors regarding our proposal, which we believe would be well received by your stockholders. Our Board of Directors and senior management are fully committed to moving forward with this proposed transaction expeditiously.

As I am sure you can appreciate, this proposal is subject to the satisfactory completion of due diligence, the negotiation and signing of definitive documentation and approval by both our Boards. Unless and until that time, no obligation of any kind shall arise as a result of this proposal or any subsequent discussions or writings.

We believe that this is a unique opportunity to deliver significant value for Axiall’s stockholders and better position the combined business to compete globally. We hope that you and your Board of Directors share our enthusiasm.

Sincerely yours,

Albert Chao

President and Chief Executive Officer

On January 27, 2016, Mr. Mann and Mr. Thompson called Mr. Albert Chao and Mr. Bender and informed them that the Axiall board of directors had rejected the Initial Proposal.

On January 29, 2016, Mr. Albert Chao called Mr. Mann and, after he was unable to reach Mr. Mann, left Mr. Mann a voicemail informing him that Westlake Chemical would be delivering a letter to the Axiall board of directors and, in light of the great importance to the Axiall stockholders of the matters addressed in the letter, would issue a press release publicly disclosing that Westlake Chemical had submitted the Initial Proposal to Axiall and that the Initial Proposal had been rejected by the Axiall board of directors. Mr. Albert Chao then delivered the following letter via e-mail to Mark L. Noetzel, the then-Non-Executive Chairman of the Axiall board of directors, and Mr. Mann, and informed them that Westlake Chemical would be publicly releasing the letter. Later that morning, Westlake Chemical issued a press release disclosing that it had submitted the Initial Proposal to Axiall, that the Axiall board of directors had rejected the Initial Proposal and that it had sent the following letter to Axiall, including in the press release the full text of the letter.

January 29, 2016

Board of Directors

Axiall Corporation

1000 Abernathy Road NE

Suite 1200

Atlanta GA, 30328

Attention: Mark L. Noetzel, Chairman of the Board

Dear Members of the Board:

We were surprised and disappointed by your summary rejection of our proposal to acquire Axiall for $20.00 per share (comprised of $11.00 in cash and 0.1967 of a Westlake share, which represented a value of $9.00 based on Westlake’s closing price on January 22, 2016, the last trading day before we made our proposal). The proposal represented a significant premium of 108% to Axiall’s closing price of $9.60 on January 22, 2016. Importantly, the proposed structure provides your shareholders with an immediate cash premium and the Westlake share component provides upside via participation in the increased scale and synergies of the combined company.

Less than three days after we provided our written proposal, your management informed us that you remain committed to the continued implementation of your current standalone strategic plan. The market reaction to your plan does not suggest investors believe it will deliver anywhere near the value and upside of our proposal. In this challenging environment, we believe your unwillingness to even discuss our compelling proposal exposes your shareholders to significant risk and uncertainty.

The combination of Westlake and Axiall would create a more efficient, diversified and competitive company, far better positioned to succeed and grow in this challenging environment. With Westlake’s Olefins business and a combined Westlake/Axiall Vinyls business, there would be an immediate opportunity to backward integrate into the ethylene market. The combined company would also benefit from Westlake’s European vinyls business (Vinnolit), which is a global leader in vinyl technology and specialty PVC resins.

The combined company would also have a stronger financial profile than Axiall, providing it with significant financial and operational flexibility, a greater ability to serve its customers, and improved ability to capitalize on future investment opportunities. Based on our proposed consideration mix and strong track record, we believe that the combined company will maintain an investment grade credit rating.

We have already completed extensive analysis and due diligence based on publicly available information. Accordingly, our remaining diligence requirements are limited, confirmatory in nature and capable of being completed on an accelerated timeframe. Our proposal is not subject to a financing contingency and the transaction would be subject only to customary closing conditions, including the receipt of necessary regulatory approvals, which we do not anticipate will present any issues. As an indication of our commitment, we have acquired approximately 4.4% of Axiall’s outstanding stock.

We have retained Deutsche Bank Securities Inc. and Goldman, Sachs & Co. as our financial advisors and Cleary Gottlieb Steen & Hamilton LLP as our legal counsel. We stand ready to negotiate a definitive merger agreement in parallel with final due diligence.

As we made clear to your management, we would have preferred to engage in a private dialogue regarding our proposal and strongly believe that it is in all parties’ best interests to move forward with this transaction promptly. Unfortunately, given your rejection of our offer we feel we have no choice but to bring this proposal to the attention of your shareholders.

The proposed transaction is compelling from a strategic and financial point of view and we are confident that it will benefit each of our companies, our shareholders and our other constituencies. We value Axiall’s employees and look forward to working with them in the combined company. We wish to emphasize again that we believe this proposal is clearly superior to your standalone strategy.

We hope that, in the best interests of your shareholders, we can begin negotiating a transaction without delay.

Sincerely yours,

Albert Chao

President and Chief Executive Officer

Later on January 29, 2016, Axiall issued a press release confirming that it had received and rejected the Initial Proposal.

On February 9, 2016, Michael J. Graff, a director of Westlake Chemical, attempted to contact Mr. Noetzel by telephone to discuss the Initial Proposal. Later that day, Mr. Graff and Mr. Mann met while attending an industry trade association meeting. At the meeting, Mr. Graff and Mr. Mann discussed the Initial Proposal, the January 25, 2016 meeting between Mr. Albert Chao, Mr. Bender, Mr. Mann and Mr. Thompson and the discussions and negotiations between Westlake Chemical and Georgia Gulf Corporation (a predecessor of Axiall) in 2011 and 2012 regarding a potential business combination transaction between Westlake Chemical and Georgia Gulf Corporation.

On February 16, 2016, in accordance with Axiall’s bylaws Westlake Chemical and Westlake NG IV notified Axiall of their intention to nominate the Nominees for election to the Axiall board of directors at the Annual Meeting. Later that day, Westlake Chemical issued a press release announcing that Westlake Chemical and Westlake NG IV had delivered a notice of their intent to nominate the Nominees for election to the Axiall board of directors at the Annual Meeting and Axiall issued a press release confirming that it had received the notice of nomination from Westlake Chemical and Westlake NG IV.

On March 4, 2016, at the direction of Westlake Chemical, representatives of Deutsche Bank Securities Inc. (“DB”) and Goldman, Sachs & Co. (“GS”), financial advisors to Westlake Chemical, spoke by telephone with a representative of Morgan Stanley & Co. (“MS”), financial advisor to Axiall. The representatives of DB and GS told the representative of MS that they were calling to gauge whether the DB, GS and MS representatives could attempt to start a dialogue between Westlake Chemical and Axiall regarding a potential business combination transaction. The representative of MS told the DB and GS representatives that Axiall had scheduled a meeting with its advisors for the week of March 7, 2016 and that the MS representative would respond to the DB and GS representatives after that meeting. Later that day, the representative of MS called the representative of DB and told him that the Axiall meeting the representative of MS had referred to in their earlier telephone conversation was a meeting of the Axiall board of directors, that the board meeting was scheduled for the afternoon of March 8, 2016 and that the representative of MS planned to get back to the GS and DB representatives on the morning of March 9, 2016.

On March 6, 2016, representatives of DB and GS spoke by telephone to a representative of MS and informed the representative of MS that Westlake Chemical would be issuing a public letter to Axiall stockholders the following morning.

On March 7, 2016, Westlake Chemical issued the following public letter to the Axiall stockholders.

March 7, 2016

Dear Fellow Axiall Shareholder,

Over the past few weeks, Westlake has spoken to Axiall shareholders who collectively own a majority of Axiall’s stock. We have received a consistent message: shareholders would like Axiall to begin discussions with us regarding our proposal to acquire all outstanding shares of Axiall for $20.00 per share (comprised of $11.00 in cash and 0.1967 of a Westlake share, which represented a value of $9.00 based on Westlake’s closing price on January 22, 2016, the last trading day before we made the proposal). Unfortunately, despite the fact that we know Axiall shareholders have reached out directly to the Company to urge them to engage with us, to date, Axiall has not done so.

Our $20 per share proposal represented a 108% premium to Axiall’s share price of $9.60 at the time we made it and offers both certainty and upside potential through the combination of cash (at a premium to the unaffected stock price) and an ownership interest in a better integrated, more diversified, financially stronger and more profitable combined company. We look forward to discussing this compelling proposal with Axiall and are prepared to begin discussions at any time. We believe our proposal provides superior value to Axiall shareholders versus Axiall’s announced plans and we know, based on our conversations, that you agree. Given these clear views, we urge all Axiall shareholders to reach out to Axiall’s management and board to express your desire for Axiall to discuss our proposal with us.

INVESTORS SHOULD BE CONCERNED ABOUT RECENT ASSET SALES

We are concerned that Axiall’s implementation of its standalone strategic plan could be destroying value rather than creating it. Despite Westlake being one of a few potential buyers of the building products businesses, and our clearly expressed interest in these businesses, we have not been asked to participate in the divestiture of either the assets that were recently sold or the “core building products” business that is currently being marketed. We believe that it would be in Axiall’s and its shareholders’ best interest to understand how we value these assets in our bid for the whole company.

Axiall shareholders – of which we believe we are one of the top ten largest with approximately 4.4% of Axiall’s outstanding stock – have a right to know more about the impact of the recently announced sales. The sale of these businesses, which represented approximately $200 million of Axiall’s annual revenue, resulted in only $41.1 million of proceeds. Axiall did not provide details on the price, structure, or residual contractual obligations associated with these asset sales and we are concerned about their impact, and that of the pending sale of the “core building products” business, on the Company’s value.

AXIALL’S PUBLIC COMMENTS ABOUT BEING OPEN TO ALL OPTIONS

TO CREATE VALUE ARE INCONSISTENT WITH ITS ACTIONS

Axiall’s recent actions do not align with management’s public statements. On a recent earnings call, Axiall’s Chief Executive Officer, Tim Mann, said the Company is “keenly focused on creating shareholder value” and is “open to all options to create long-term shareholder value.” In our view it is inconsistent to make these claims while not engaging with us on our proposal and not considering the potential negative impact of Axiall’s past and planned asset sales on the value of the entire company.

NOMINATION OF AN ALTERNATIVE BOARD SLATE PROVIDES AN OPPORTUNITY FOR AXIALL SHAREHOLDERS TO ENSURE THEIR CONCERNS AND OPINIONS ARE BEING CONSIDERED

Given Axiall’s lack of engagement to date, on February 16, 2016, Westlake nominated ten independent, experienced and highly-qualified directors who are committed to acting in the best interests of all Axiall shareholders. Each of our nominees has a proven track record and the experience and credentials to ensure that Axiall shareholders are well served by their Board.

The Annual Meeting represents a key opportunity for shareholders to ensure that their concerns and opinions are being considered. The Company has not yet indicated when this significant event will occur. We are concerned, as all Axiall shareholders should be, that the Company’s actions may be intended to delay the Annual Meeting, and therefore the opportunity for shareholders to voice their concerns in a formal manner.

OUR STRATEGICALLY COMPELLING PROPOSAL ENHANCES AXIALL SHAREHOLDER VALUE AND IS SUPERIOR TO A STANDALONE STRATEGY

Our proposal offers a cash component at an immediate premium to Axiall’s unaffected stock price and a substantial share component in the combined company, providing significant upside potential to Axiall shareholders. We remain confident that our proposal provides superior value to a standalone strategic plan and represents the best way to maximize shareholder value. By combining Axiall with Westlake, we will create an integrated business that can capture value throughout the commodity cycle with increased scale and improved cost structure. The combined business will have greater product and geographic diversity and a strong and flexible balance sheet that can capitalize on future opportunities and grow the combined business. The significant stock component of our proposal gives Axiall shareholders the opportunity to participate in these benefits.

THE TIME TO ACT IS NOW – LET YOUR VOICE BE HEARD

By working together, the management of both companies can explore in depth opportunities to reduce waste and create value. We urge Axiall shareholders to let your management know that they should start discussions with Westlake without further delay. We look forward to beginning discussions with Axiall management as soon as possible to lock in the value of our proposal.

Sincerely,

Albert Chao

President and CEO

Later on March 7, 2016, Mr. Albert Chao and L. Benjamin Ederington, Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of Westlake Chemical, spoke by telephone with Michael H. McGarry, an Axiall director, and Mr. Mann. During this call, it was agreed that representatives of Westlake Chemical and Axiall would meet in Houston, Texas on March 8, 2016.

On March 8, 2016, James Chao, Chairman of the Westlake Chemical board of directors, Mr. Albert Chao and Mr. Ederington met with William L. Mansfield, Non-Executive Chairman of the Axiall board of directors, Mr. McGarry and Mr. Mann in Houston, Texas. At the meeting, the Axiall representatives informed the Westlake Chemical representatives that Axiall was willing to engage in further discussions with Westlake Chemical regarding a potential business combination transaction but that time was of the essence and Westlake Chemical would need to be prepared to move forward with discussions with Axiall on an accelerated timetable. The Axiall representatives also told the Westlake Chemical representatives that Westlake Chemical would need to significantly increase the merger consideration proposed in its Initial Proposal in order to enter into a negotiated business combination transaction with Axiall. The Axiall representatives also told the Westlake Chemical representatives that if Westlake Chemical was willing to enter into a confidentiality agreement with Axiall, Axiall would be willing to provide Westlake Chemical with due diligence access, but only as part of a two-phase diligence process. During the first phase of due diligence, the Axiall representatives said they would provide Westlake Chemical with the ability to conduct limited valuation diligence with respect to Axiall, following which Axiall would expect Westlake Chemical to submit a revised proposal. If Westlake Chemical’s revised proposal was acceptable to Axiall, Axiall would provide Westlake Chemical with broader due diligence access as part of the second phase of the process, in parallel with negotiating the terms of a definitive merger agreement. At the meeting, the Westlake Chemical representatives requested to conduct site visits for certain of Axiall’s key manufacturing facilities as part of phase one of the process and were told that site visits would not be permitted until phase two of the process. The Axiall representatives also indicated at the meeting that Axiall was prepared to include Westlake Chemical in Axiall’s process with respect to the sale of its building products segment assets.

On March 9, 2016, Jones Day Reavis & Pogue LLP, Axiall’s outside legal advisor, delivered a draft confidentiality agreement to Cleary Gottlieb Steen & Hamilton LLP, Westlake Chemical’s outside legal advisor, and the parties exchanged drafts and negotiated the terms of the confidentiality agreement (the “Confidentiality Agreement”) from March 10, 2016 until it was executed by Westlake Chemical and Axiall on March 14, 2016. While the terms of the confidentiality agreement executed by Axiall and Westlake Chemical restrict Westlake Chemical from commencing a tender or exchange offer for the shares of Axiall common stock or otherwise acquiring Axiall common stock until September 14, 2016 (or the earlier occurrence of certain events, including Axiall entering into an agreement with respect to, or recommending to its stockholders, a strategic transaction with a party other than Westlake Chemical), Westlake Chemical is permitted to, among other things, continue to pursue the election of the Nominees to the Axiall board of directors, file a proxy statement and solicit proxies to vote shares of Axiall common stock in connection therewith and, twenty-four hours after written termination of discussions of a potential business combination transaction between Westlake Chemical and Axiall by either party, Westlake Chemical may make private and public proposals to acquire Axiall and disclose confidential information in connection therewith.

From and after the execution of the confidentiality agreement until the morning of March 30, 2016, Axiall provided Westlake Chemical and its representatives with access to the phase one diligence Axiall was willing to make available to Westlake Chemical and the Westlake Chemical representatives reviewed the diligence materials, attended the single, in-person management presentation and participated in the diligence calls that Axiall was willing to make available to Westlake Chemical.

On March 23, 2016, representatives of DB and GS spoke by telephone to representatives of Barclays plc (“Barclays”) and MS, financial advisors to Axiall. During this telephone call, the representatives of DB and GS reiterated the timetable on which Westlake Chemical and Axiall would need to reach alignment on the key terms of a potential business combination transaction in light of the April 7, 2016 record date and May 17, 2016 meeting date for the Annual Meeting that Axiall had specified in the notice it delivered to Broadridge Financial Solutions Inc. on March 10, 2016. The representatives of Barclays and MS then suggested that at a later date Axiall might be willing to reset the record date for the Annual Meeting if Westlake Chemical and Axiall were still engaged in “constructive discussions.”

On March 24, 2016, representatives of DB and GS informed representatives of Barclays and MS that Westlake Chemical intended to submit a revised proposal to Axiall on March 29, 2016.

On March 25, 2016, a representative of Barclays sent an e-mail to the representatives of DB and GS expressing that the representatives of Barclays and MS were “disappointed” to learn that Westlake Chemical intended to submit a revised proposal to Axiall on March 29, 2016. The representative of Barclays also suggested that Axiall might be willing to reset the record date for the Annual Meeting.

On March 27, 2016, a representative of DB sent an e-mail to the representatives of Barclays and MS confirming that Westlake Chemical had completed its review of the due diligence materials Axiall had been willing to make available to Westlake Chemical to date and that Westlake Chemical believed it had received sufficient information (including with respect to synergies) to update its valuation of Axiall. The representative of DB also noted that if Axiall was willing to provide any additional information that it believed would meaningfully inform Westlake Chemical’s valuation of Axiall, Westlake Chemical would stand ready to review such information and saw no reason why any such information could not be provided prior to March 29, 2016. The representative of DB also conveyed to the representatives of Barclays and MS that although at times Westlake Chemical had been frustrated at the pace at which Axiall had provided Westlake Chemical with access to important diligence items and Axiall’s unwillingness to permit Westlake Chemical to conduct site visits for certain of Axiall’s key manufacturing facilities prior to submitting a revised proposal, Westlake Chemical believed it had continued to move forward with its due diligence in accordance with the timetable Axiall had outlined at the outset of the process.

On March 29, 2016, Mr. Albert Chao delivered the following letter via e-mail to Mr. Mansfield and Mr. Mann setting forth the terms of the Revised Proposal, which revised the terms of the Initial Proposal.

March 29, 2016

Board of Directors

Axiall Corporation

1000 Abernathy Road NE, Suite 1200

Atlanta, GA 30328

Attention:             William L. Mansfield, Chairman of the Board

             Tim Mann, Director, President and Chief Executive Officer

Dear Members of the Board:

We very much appreciate the information Axiall has made available and for the time that the Axiall management team has spent with us. We are writing to set out the terms of our revised proposal to acquire Axiall.

Based on the additional information you provided, we are increasing our proposed consideration per share of Axiall common stock to $14 of cash and 0.1967 of a share of Westlake common stock. Based on Westlake’s share price on March 29, 2016, this proposal represents a value of $23.12 per share—a 15% increase over our prior proposal and a 140% premium over the closing price of Axiall common stock of $9.60 on January 22, 2016 (the last trading day before we made our prior proposal). The proposed structure provides your shareholders with an immediate cash premium over your unaffected share price and the Westlake share component provides upside via participation in the increased scale and synergies of the combined company.

You had asked us to move on an accelerated schedule. With that schedule in mind, we have diligently reviewed the information that you have provided and completed our valuation diligence other than visits to Axiall’s facilities. We are prepared to make such visits as soon as you permit.

We are requesting a response to our revised proposal by the close of business on Thursday, March 31, 2016. We are confident that our increased price will be even more attractive to your shareholders. We hope to be able to negotiate and conclude a deal on this proposal expeditiously. However, if you are not prepared to agree to definitive terms on the basis of our proposal, we will have no alternative but to proceed with filing and distributing proxy materials with respect to our pending nomination of a new slate of directors for Axiall.

As I am sure you can appreciate, this proposal is subject to (in addition to the facility visits described above), confirmatory due diligence, the negotiation and signing of definitive documentation and approval by both of our Boards. Unless and until that time, no obligation of any kind shall arise as a result of this proposal.

As we have discussed, the combination of our companies provides a unique opportunity to deliver significant value to our collective stakeholders. We look forward to your favorable response and working with you, and the Axiall employees, to realize this opportunity.

Sincerely yours,

Albert Chao

President and Chief Executive Officer

On the morning of March 30, 2016, Axiall terminated Westlake Chemical’s access to due diligence, including with respect to the building products segment assets.

On the morning of March 31, 2016, representatives of DB and GS called a representative of Barclays and asked if Axiall would be responding to the Revised Proposal. The representative of Barclays told the representatives of DB and GS that Axiall would formally respond to the Revised Proposal shortly.

Later on March 31, 2016, Axiall delivered the following letter via e-mail to Westlake Chemical rejecting the Revised Proposal.

March 31, 2016

Westlake Chemical Corporation

Westlake Center

2801 Post Oak Blvd.

Suite 600

Houston, Texas 77056

Attention:             Albert Chao, President and Chief Executive Officer

             James Chao, Chairman of the Board

Gentlemen,

Axiall Corporation’s board of directors, with the assistance of independent financial and legal advisors, reviewed your March 29th proposal to acquire Axiall for $14.00 cash and 0.1967 Westlake shares per Axiall share, or approximately $23.12 per share, and determined that it is inadequate.

The Axiall board also believes that Westlake’s revised proposal is inconsistent with our understanding when we met in Houston on March 8th. Our Chairman, another independent director and I traveled to Houston specifically to establish a process for engagement with Westlake and to demonstrate our Board’s willingness to have constructive discussions regarding your initial proposal despite its deficiencies. As we told you in that meeting, we were willing to share comprehensive business, financial and other non-public information, including estimated synergies associated with a possible transaction, in order to demonstrate that a substantial increase in your initial price of $11.00 in cash and 0.1967 Westlake shares was warranted.

Following our March 8th meeting, we had numerous in-person meetings, telephone calls and expert sessions and provided you substantial non-public information, including through a virtual data room. In addition, at your advisors’ request, we delayed setting a record date for our upcoming shareholder meeting to provide you ample opportunity to digest the information we furnished. Given this, we were surprised and disappointed by your decision to submit a revised indication of value before the completion of these discussions. In particular, we struggle to understand why you would not engage in any meaningful discussion of the very substantial synergies between the two companies prior to your revised proposal especially since we have told you we believe the synergies could be as high as $270 million annually. This is $210 million more than the $60 million in synergies underlying your proposal. In addition, as there is a substantial stock component to your proposal, we would need the opportunity to conduct due diligence with respect to Westlake’s business if we were to move forward.

We have also provided you with substantial information regarding our building products business. We are encouraged by the strong interest we are receiving in the building products business. In accordance with your request, we will send you a process letter and we would encourage you to submit a proposal as soon as possible if you would like to remain active in the building products divestiture process.

To reiterate what we have already told you, we are not opposed to a strategic transaction provided that it delivers full and fair value to Axiall shareholders. We remain willing to share information and have further discussions, but the value you currently propose simply ignores the high quality of our assets, the significant growth potential of our business and the powerful synergies available in a combination. If you are not willing to substantially increase your proposed value and engage in further discussions, we are prepared to explain to Axiall’s shareholders why your proposal does not fairly reflect Axiall’s intrinsic value and does not adequately compensate Axiall’s shareholders for the growth in shareholder value that we are confident we are poised to deliver.

Sincerely,

Timothy Mann, Jr.

President and Chief Executive Officer

Later on March 31, 2016, representatives of DB and GS spoke by telephone to representatives of Barlcays. During this phone call, the representatives of DB and GS requested that Axiall provide Westlake Chemical with more specific feedback and guidance on the Revised Proposal in order that the parties could use that feedback and guidance as a basis for further discussions. The representatives of Barclays told the representatives of DB and GS that they would discuss the request with Axiall.

On April 1, 2016, representatives of Barclays and MS called representatives of DB and GS and reported that they had been instructed by Axiall not to provide Westlake Chemical with any further feedback or guidance with respect to the Revised Proposal.

On the morning of April 3, 2016, in light of Axiall’s repeated refusal to engage in any discussions with Westlake Chemical with respect to the Revised Proposal and in order to permit Westlake Chemical to publicly disclose the Revised Proposal to the Axiall stockholders, as required by the Confidentiality Agreement Westlake Chemical delivered the following notice to Axiall terminating discussions of a potential business combination transaction between Westlake Chemical and Axiall. The following letter also corrected certain inaccuracies in Axiall’s letter of March 31, 2016.

April 3, 2016

Board of Directors

Axiall Corporation

1000 Abernathy Road NE

Suite 1200

Atlanta, GA 30328

Attention:             William L. Mansfield, Chairman of the Board

             Timothy Mann, Jr., Director, President and Chief Executive Officer

Dear Members of the Board:

We were disappointed to receive your March 31st letter rejecting our proposal to acquire all of the outstanding shares of Axiall common stock for consideration of $14.00 in cash and 0.1967 of a share of Westlake common stock, which has an aggregate value of $23.35 based on the closing price of Westlake common stock on April 1, 2016.

The revised proposal represents a premium of over 143% to the closing price of Axiall’s common stock of $9.60 per share on January 22, 2016, the last closing price before we submitted our initial proposal to Axiall, and an increase of approximately 17% to our initial proposal of $20.00 per Axiall share. In light of your unwillingness to make a counter proposal, or otherwise negotiate or provide any constructive feedback on our even more compelling revised proposal, it is now clear to us that you are not serious about consummating a transaction.

We are also concerned with what we believe is the inaccurate portrayal of certain aspects of our discussions to date in your March 31st letter. In particular:

-	You indicated that you had delayed setting a record date for the upcoming meeting at the request of our advisors, when in fact no such request was made. In fact, it was only after you had rejected our revised proposal that we learned you had reset the record date of April 7, 2016 specified in your previous notice to Broadridge Financial Solutions Inc. to April 17, 2016, and you have not delayed (and it would not be in your stockholders’ best interests to delay) the May 17, 2016 meeting date.

-	You stated that Westlake “would not engage in any meaningful discussion” regarding the potential synergies of a transaction. As you know, we discussed synergies with you on several occasions. We were also ready and willing to participate in additional synergy sessions, yet you declined to select any of the dates we had proposed for these additional sessions.

-	You implied that we were unwilling to allow you to conduct confidential due diligence on Westlake. To the contrary, as we told you in our meeting on March 8, 2016, we were prepared to provide you with due diligence on Westlake, yet you never once requested to conduct due diligence on us.

-	You mentioned that we took part in “numerous in-person meetings”, when in fact we have had only one in-person meeting since we began conducting due diligence.

In order that we may disclose our revised proposal to Axiall’s stockholders, we are hereby terminating discussions of a possible business combination transaction with you as required under the terms of the confidentiality agreement, dated as of March 14, 2016, by and between Axiall Corporation and Westlake Chemical Corporation.

As we have discussed, the combination of our companies would provide a unique opportunity to deliver significant value to Axiall stockholders and we are disappointed that you have elected not to engage in good faith negotiations to realize this opportunity.

Sincerely yours,

Albert Chao

President and Chief Executive Officer

On the morning of April 4, 2016, Westlake Chemical issued a press release announcing that it had submitted, and Axiall had rejected, the Revised Proposal and also issued the following public letter to the Axiall stockholders.

April 4, 2016

Dear Fellow Axiall Shareholder,

I am writing to express my deep concerns regarding Axiall’s rejection of Westlake’s significantly increased acquisition proposal. I believe this rejection is not in your best interests and Axiall’s unreasonable position is putting at risk the benefits you would receive from this financially and strategically compelling transaction.

On March 29, Westlake sent a letter to Axiall’s Board of Directors increasing our proposal to acquire all the outstanding shares of Axiall for a consideration of $14.00 in cash and 0.1967 of a Westlake share, which has an aggregate value of $23.35 based on the closing price of Westlake’s common stock on April 1, 2016. The revised proposal represents a premium of over 143% to the closing price of Axiall’s common stock of $9.60 per share on January 22, 2016, the last trading day before Westlake submitted its initial proposal to Axiall, and an increase of approximately 17% to Westlake’s initial proposal of $20.00 per share.

Our increased proposal was based on due diligence that Axiall finally allowed us to conduct having heard directly from a significant number of shareholders that they should negotiate a transaction with us. Unfortunately, despite the compelling nature of this revised proposal, and the clear views of many shareholders who want a transaction, Axiall summarily rejected it based on what we view as their totally unrealistic assessment of Axiall’s value and future prospects, and the combined company’s synergies. Based on these flawed assumptions, Axiall demanded a “substantially increased proposal value” and refused to make a counterproposal or otherwise negotiate or provide any constructive feedback.

Axiall was trading at $9.60 on January 22, 2016, the last trading day before we made our initial proposal, and since then nothing has changed in Axiall’s outlook that would lead to a standalone valuation anywhere near the value of our proposal. In addition, Axiall has consistently overestimated the earnings power of its business and has a track record of failing to deliver on its operational and strategic objectives. In contrast, our increased proposal provides Axiall shareholders with a significantly higher premium, greater certainty through the increased cash consideration of $14 per share, and continued upside potential and sharing of synergies via ownership in the combined company.

Given the Axiall Board’s unrealistic expectations and entrenched position, we feel we have no choice but to proceed today with a proxy contest to replace Axiall’s directors with new independent and highly-qualified directors who are willing to evaluate all options, in accordance with their fiduciary duties.

AXIALL SHAREHOLDERS DESERVE A NEW BOARD

We firmly believe that Axiall shareholders deserve a Board that answers to them. Our ten independent and highly-qualified nominees have impressive track-records, strategic vision and experience, and will ensure that all of Axiall’s strategic options are fully considered. Further information regarding our nominees will be available in our proxy materials.

AXIALL HAS CONSISTENTLY ACTED IN WAYS THAT ARE NOT

IN SHAREHOLDERS’ BEST INTERESTS

Axiall’s actions have left us no choice but to take our proposal directly to shareholders. Consider Axiall’s track record since our initial approach in January:

•	Summarily rejected our initial proposal without even discussing it with us;

•	Continued to pursue a value destroying standalone strategy, including the sale of its building products assets. Even now, with our firm proposal on the table to acquire the whole company, Axiall is proceeding with a sale of the core building products businesses. We are very concerned, given the integrated nature of these businesses with the rest of the Company, that a separate sale would have a negative impact on the remaining business. We certainly do not think that the assets should be sold without providing shareholders information about the impact this will have and we believe it unfair to shareholders to sell these important assets immediately in advance of them being allowed to vote on a new board of directors;

•	Not initially asking Westlake to participate in the building products sales process and only doing so after we made shareholders aware of this omission;

•	Refusing to engage with Westlake until shareholders finally pressured them into having discussions;

•	Slowly providing some diligence information, and refusing to let us visit and diligence the Company’s facilities, which we have noted to them is a critical part of diligence;

•	Rejecting our increased proposal – on the basis of unrealistic future standalone performance and highly inflated synergy estimates – and then refusing to respond constructively.

Given the above actions, we could only conclude that Axiall is not serious about consummating a transaction and we formally terminated discussions so that, per the terms of a confidentiality agreement between the companies, we can make shareholders aware of our increased proposal and move forward with the nomination of an alternate Board slate, which we have done today.

WESTLAKE URGES AXIALL SHAREHOLDERS TO DEMAND THAT

AXIALL’S BOARD NEGOTIATE IN GOOD FAITH TO REACH AN

AGREEMENT WITH US ON OUR COMPELLING PROPOSAL

The 2016 Annual Meeting of Axiall’s shareholders represents an important opportunity for you to ensure you receive full value for your investment in Axiall. The Company has not yet indicated when this significant event will occur and we are concerned, as all Axiall shareholders should be, that the Company’s actions may be intended to delay the Annual Meeting, and therefore the opportunity for shareholders to voice their concerns in a formal manner.

We ask that you once again urge Axiall’s Board to engage in good faith negotiations to reach an agreement that maximizes the value of your shares. If the Axiall Board continues to be unrealistic and entrenched we urge you to elect a new Board at the Annual Meeting that will act in your best interests.

Sincerely,

Albert Chao

President and CEO

Later in the morning on April 4, 2016, Westlake Chemical and Westlake NG IV filed with the SEC a preliminary proxy statement related to Westlake Chemical and Westlake NG IV’s solicitation of proxies from Axiall stockholders with respect to the election of the Nominees to the Axiall board of directors.

INFORMATION ABOUT THE PARTICIPANTS

In addition to Westlake Chemical, Westlake NG IV and the Nominees (Steven A. Blank, Michael E. Campbell, Charles E. Crew Jr., Ruth I. Dreessen, Angela A. Minas, David C. Reeves, Ronald R. Steger, James W. Swent III, Gary L. Whitlock and Randy G. Woelfel), each of whom is a participant in the solicitation of proxies by Westlake Chemical and Westlake NG IV in connection with the Annual Meeting as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Albert Chao, M. Steven Bender and L. Benjamin Ederington may be deemed to be participants in the solicitation of proxies by Westlake in connection with the Annual Meeting (Westlake Chemical, Westlake NG IV, the Nominees, Albert Chao, M. Steven Bender and L. Benjamin Ederington are collectively referred to as the “Participants”). Solicitation in the manner set forth in this proxy statement may be made by the Participants, none of whom will receive any additional or special compensation in connection with such solicitation, except with respect to the Nominees as described in this proxy statement.

Each of Westlake Chemical and Westlake NG IV is a Delaware corporation with its address at 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056 and its telephone number is (713) 960-9111. Westlake Chemical is a vertically integrated global manufacturer and marketer of basic chemicals, vinyls, polymers and building products. Westlake Chemical products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. More information about Westlake Chemical can be found at www.westlake.com. None of the information available on www.westlake.com shall be deemed to be incorporated by reference into this proxy statement. Westlake NG IV is a direct, wholly owned subsidiary of Westlake Chemical.

Mr. Chao is a citizen of the United States of America and his principal occupation is President and Chief Executive Officer of Westlake Chemical. Mr. Bender is a citizen of the United States of America and his principal occupation is Senior Vice President and Chief Financial Officer of Westlake Chemical. Mr. Ederington is a citizen of the United States of America and his principal occupation is Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of Westlake Chemical. Each of Mr. Chao, Mr. Bender and Mr. Ederington has his business address at 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056.

Westlake Chemical owns of record 1,550,000 shares of Axiall common stock, which represents approximately 2.2% of the outstanding shares of Axiall common stock. Westlake NG IV beneficially owns 1,550,050 shares of Axiall common stock (1,550,000 of which are owned of record by Westlake NG IV) (the “Westlake NG IV Shares”), which represents approximately 2.2% of the outstanding shares of Axiall common stock. Westlake Chemical may be deemed to beneficially own the Westlake NG IV Shares. In the event Westlake Chemical is deemed to beneficially own the Westlake NG IV Shares, Westlake Chemical would beneficially own 3,100,050 shares of Axiall common stock, which represents approximately 4.4% of the outstanding shares of Axiall common stock.

Agreements with Nominees

Westlake Chemical has entered into an agreement with each Nominee (each, a “Nomination Agreement”) with respect to his or her nomination by Westlake. A copy of the form of each Nomination Agreement is attached as Annex A to this proxy statement, and the following summary is qualified in its entirety by reference to the full text of such agreement.

Pursuant to the Nomination Agreements, each Nominee will be entitled to receive compensation of up to $75,000 in consideration of his or her nomination for election to the Axiall board of directors: (i) $37,500 of which was paid to such Nominee upon Westlake’s nomination of such Nominee for election to the Axiall board of directors and (ii) $37,500, which will only be paid if (a) Westlake mails to Axiall stockholders a definitive proxy statement which includes the Nominee as a candidate for election to the Axiall board of directors or (b) prior to Westlake mailing a definitive proxy statement to the Axiall stockholders that includes the Nominee as a candidate for election to the Axiall board of directors, Westlake Chemical and Axiall enter into a definitive acquisition agreement providing for a negotiated business combination between Westlake Chemical and Axiall.

Each Nominee has agreed to stand for election as a director of Axiall in connection with this proxy solicitation and to be named in this proxy statement. Each Nominee also has agreed, if elected, to serve as a director of Axiall and in that capacity to act in the best interests of Axiall and its stockholders and to exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the Axiall board of directors.

Westlake Chemical has agreed to pay the reasonable expenses incurred by each Nominee in connection with his or her nomination for election to the Axiall board of directors, and to, subject to certain exceptions, indemnify each Nominee with respect to all losses, claims and other costs and expenses to which such Nominee may become subject or may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding to the extent arising out of the solicitation of proxies for the election of nominees to the Axiall board of directors or based upon his or her being a Nominee. Except as set forth in the Nomination Agreements, the Nominees will not receive any compensation from Westlake Chemical, Westlake NG IV or their respective affiliates for serving as nominees, being elected to the Axiall board or for service as directors on the Axiall board of directors.

Interests of the Participants

Westlake Chemical and Westlake NG IV have interests in the election of directors at the Annual Meeting. As described in this proxy statement, Westlake Chemical submitted the Revised Proposal to Axiall. Westlake Chemical and Westlake NG IV also own beneficially and of record shares of Axiall common stock, as described in this proxy statement.

Mr. Chao, Mr. Bender and Mr. Ederington each have interests in the election of directors at the Annual Meeting. Each of Mr. Chao, Mr. Bender and Mr. Ederington, as disclosed in Westlake Chemical’s SEC filings (including, but not limited to, the proxy statement for Westlake Chemical’s 2016 annual meeting of the stockholders dated March 31, 2016, Westlake Chemical’s annual report on Form 10-K for the year ended December 31, 2015 and, with respect to Mr. Chao, the Schedule 13G, filed by TTWF, LP with the SEC on February 12, 2016), have various relationships and positions with Westlake Chemical and certain of its affiliates and associates, including, but not limited to the following: (i) Mr. Chao serves as President and Chief Executive Officer, a member of the Board of Directors, a member of the Compensation Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Corporate Risk Committee, in each case, of Westlake Chemical, (ii) Mr. Bender serves as Senior Vice President and Chief Financial Officer of Westlake Chemical and (iii) Mr. Ederington serves as Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of Westlake Chemical.

The election of all or some of the Nominees at the Annual Meeting may increase the likelihood that the Revised Proposal is successful. In particular, such election may increase the likelihood of Axiall (i) engaging in discussions and negotiations with Westlake with respect to the Revised Proposal, (ii) entering into a definitive acquisition agreement with Westlake with respect to the Revised Proposal and/or (iii) consummating the Revised Proposal and certain other transactions in connection therewith.

Each of the Nominees may be deemed to have an interest in the election of directors at the Annual Meeting by virtue of being a nominee for election to the Axiall board of directors.

Except as disclosed in this proxy statement (including the Appendices attached hereto), none of the Participants or any of their respective associates have any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting that is known to Westlake as of the date of this proxy statement.

With respect to arrangements or understandings any Participant or any of its associates has with any person with respect to any future transactions to which Axiall or any of its affiliates will or may be a party, Westlake Chemical has entered into certain customary engagement letters and related agreements with the following advisors that it has engaged in connection with the Revised Proposal and, in certain cases, the nomination of the Nominees for election to the Axiall board of directors: DB, GS, MacKenzie, Sard Verbinnen & Co. LLC and Heidrick & Struggles International Inc. Westlake Chemical has also entered into the Nomination Agreements described above.

Other than as disclosed in this proxy statement, there are no agreements, arrangements or understandings between any Participant (including any Nominee) or any other person in connection with the nomination of the Nominees.

Other than as disclosed in this proxy statement:

•	none of the Participants own beneficially, directly or indirectly, any securities of Axiall;

•	none of the Participants own any securities of Axiall of record but not beneficially;

•	none of the Participants own beneficially, directly or indirectly, any securities of any parent or subsidiary of Axiall;

•	no associate of any Participant owns beneficially, directly or indirectly, any securities of Axiall;

•	none of the Participants has been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years;

•	none of the Participants nor any of their respective associates has any agreement, arrangement or understanding with any other person with respect to any future employment by Axiall or its affiliates, or with respect to any future transactions to which Axiall or any of its affiliates will or may be a party;

•	none of the Participants nor any of their respective associates or immediate family members has had or will have any material interest, direct or indirect, in any transaction that has occurred since January 1, 2015 or any currently proposed transaction to which Axiall or any of its subsidiaries was or is to be a participant and in which the amount involved exceeded or exceeds $120,000; and

•	none of the Participants is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of Axiall, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

ALL DOCUMENTS FILED BY WESTLAKE WITH THE SEC IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM AXIALL STOCKHOLDERS ARE AVAILABLE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR FROM WESTLAKE CHEMICAL’S WEBSITE AT WWW.WESTLAKE.COM UNDER THE TAB “INVESTOR RELATIONS” AND THEN UNDER THE HEADING “SEC FILINGS,” OR, FOR FREE, BY CONTACTING WESTLAKE CHEMICAL AT 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056, ATTENTION: CORPORATE SECRETARY. ALL INVESTORS AND STOCKHOLDERS OF AXIALL ARE URGED TO READ THIS PROXY STATEMENT AND ANY OTHER SUCH DOCUMENTS FILED WITH THE SEC BY WESTLAKE CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. EXCEPT AS OTHERWISE SET FORTH IN THIS PROXY STATEMENT, NONE OF THE INFORMATION AVAILABLE ON WWW.WESTLAKE.COM SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

VOTING AND PROXY PROCEDURES

If your shares of Axiall common stock are registered in your own name, the accompanying GOLD proxy card will be voted in accordance with your instructions. You may submit a proxy in favor of the election of the Nominees by Internet, by telephone, or by simply signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. You may direct your shares to be voted FOR all of the NOMINEES by marking the box titled “FOR ALL NOMINEES” under Proposal I on the enclosed GOLD proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may withhold your vote for all of the Nominees by marking the box titled “WITHHOLD FOR ALL NOMINEES” under Proposal I on the enclosed GOLD proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may withhold your vote from any one or more of the Nominees by marking the box titled “FOR ALL NOMINEES, WITH EXCEPTIONS” under Proposal I and writing down the name of any such Nominee for whom you are withholding your vote in the space provided on the enclosed GOLD proxy card and signing, dating and returning it in the accompanying postage-paid envelope. You may also submit a proxy by Internet or by telephone by following the instructions set forth in the enclosed GOLD proxy card. If your GOLD proxy card is signed and dated but no direction is given with respect to the election of Nominees, your shares will be voted FOR the election of each of the Nominees.

If your shares of Axiall common stock are held in “street name” by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to instruct them how to vote your shares. Westlake recommends that you confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016), so that Westlake will be aware of all instructions given and can attempt to ensure that those instructions are followed.

WESTLAKE STRONGLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AT THE ANNUAL MEETING.

As of the date of this proxy statement, Westlake does not know of any other matters to be presented for approval by Axiall’s stockholders at the Annual Meeting. If, however, other matters are properly presented, but were not known a reasonable time prior to the mailing of the definitive proxy statement or are matters incidental to the conduct of the meeting, the persons named as proxies in the enclosed GOLD proxy card or GOLD voting instruction form will vote the shares represented thereby in accordance with their discretion pursuant to the authority granted in the proxy.

Your vote is very important. If you do not plan to attend the Annual Meeting, we encourage you to read this proxy statement and sign and return your completed GOLD proxy card or GOLD voting instruction form prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions. Even if you plan to attend the Annual Meeting in person, we recommend that you authorize a proxy to vote your shares of Axiall common stock in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If your shares are held by a brokerage firm, bank or other nominee, you may vote your shares in person at the meeting only if you obtain a “legal” proxy from your brokerage firm, bank or other nominee.

Westlake Chemical has retained MacKenzie to assist in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about voting or require assistance in voting, please contact our proxy solicitor:

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885 or 212-929-5500

E-mail: Westlake@mackenziepartners.com

REVOCATION OF PROXIES

A stockholder of record may revoke or change his or her proxy instructions, including proxies already given to Axiall, at any time prior to the vote at the Annual Meeting by:

1.	submitting a later-dated proxy by Internet or telephone as to how you would like your Axiall shares voted (instructions are on your GOLD proxy card);

2.	submitting a properly executed, later-dated GOLD proxy card;

3.	attending the Annual Meeting and revoking any previously submitted proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

4.	delivering written notice of revocation either to Westlake Chemical Corporation (c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016), or to the Corporate Secretary of Axiall at the principal executive offices of Axiall. The mailing address of the principal executive offices of Axiall is 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328.

Westlake requests that a copy of any revocation delivered to Axiall be mailed to MacKenzie at the address listed above, so that Westlake will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees to the Axiall board of directors have been received.

Please note that if your shares of Axiall common stock are held in “street name” by a brokerage firm, bank or other nominee, you must follow the instructions set forth in the GOLD voting instruction form provided by your brokerage firm, bank or other nominee to revoke your earlier vote. Submitting a later-dated GOLD voting instruction form by Internet or telephone, or mailing a later-dated GOLD voting instruction form, will revoke a previously cast vote.

Westlake or MacKenzie may contact Axiall stockholders, including those who have revoked their proxies, to solicit their vote FOR the Nominees.

QUORUM AND VOTING

According to publicly available information, the shares of Axiall common stock constitute the only class of outstanding voting securities of Axiall. There were 70,586,126 shares of Axiall common stock outstanding as of February 22, 2016, as reported in Axiall’s 2015 10-K. Each stockholder is entitled to one vote, in person or by proxy, for each share of Axiall common stock standing in his, her or its name on the books of Axiall on the record rate on any matter submitted to the stockholders at the Annual Meeting. Axiall has disclosed that the record date for the Annual Meeting is [●], 2016. Only stockholders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting. There is no cumulative voting in the election of Axiall directors. Beneficial owners of shares of Axiall common stock who are not stockholders of record may cause their shares of Axiall common stock to be voted at the Annual Meeting by following the instructions specified in the GOLD voting instruction form.

The presence, in person or by proxy, of the holders of a majority of the shares of Axiall common stock issued and outstanding and entitled to vote at the Annual Meeting as of the close of business on the record date will constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. “Broker non-votes” are shares held by a broker that are represented at a meeting of stockholders, but with respect to which brokers are prohibited from exercising voting authority with respect to non-routine matters, such as the election of directors, because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

Directors will be elected by a plurality of the votes present at the Annual Meeting or by proxy and entitled to vote at the meeting. The ten nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not be considered to be votes cast for the election of directors and therefore will have no effect on the outcome of the election of directors.

As of the date of this proxy statement, the 3,100,050 shares of Axiall common stock beneficially owned by Westlake represent approximately 4.4% of the shares of Axiall common stock outstanding. Westlake intends to hold all of such shares through the record date and to vote or cause such shares to be voted of Axiall common stock FOR the election of the Nominees.

Other than the election of directors, we do not know of any other matters to be presented for approval by the stockholders of Axiall at the Annual Meeting. If, however, other matters are properly presented that (i) we did not know, within a reasonable time before our solicitation, were to be presented at the Annual Meeting or (ii) are matters incident to the conduct of the meeting, the persons named in the enclosed GOLD proxy card or GOLD voting instruction form will vote the shares of Axiall common stock represented thereby in accordance with their best judgment in relation to such additional business pursuant to the discretionary authority granted in the proxy.

Your vote is extremely important. We urge you to mark, sign, date and return the enclosed GOLD proxy card or GOLD voting instruction form to vote FOR the election of the Nominees.

SOLICITATION OF PROXIES

This proxy solicitation is being made by Westlake Chemical and Westlake NG IV. Proxies may be solicited by mail, courier services, advertising, publications of general distribution, telephone, Internet, facsimile or other electronic means or in person. Solicitation may be made by the Participants, none of whom will receive special or additional compensation in connection with such solicitation, except with respect to the Nominees as described in this proxy statement. Information about the Participants is set forth above under “Information about the Participants” and in Appendix I. Additional information about the Nominees is set forth in Appendix II.

Westlake Chemical has retained MacKenzie for solicitation and advisory services in connection with this proxy solicitation. MacKenzie will solicit proxies from brokerage firms, banks, other nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately [●] persons to solicit proxies from stockholders of Axiall for the Annual Meeting. For these services, MacKenzie is to receive a fee of up to approximately $[●], plus reimbursement for its reasonable out-of-pocket expenses. Westlake has agreed to indemnify MacKenzie against certain liabilities and expenses, including certain liabilities under the federal securities laws. The business address of each MacKenzie employee would be the same as that of his or her respective employer. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, the solicitation of Axiall stockholders is estimated to be $[●]. As of the date hereof, Westlake has incurred approximately $[●] of total expenditures in furtherance of, or in connection with, the solicitation of Axiall stockholders.

None of the other Participants has individually retained any person to provide proxy solicitation or advisory services in connection with this proxy solicitation.

We will request brokerage firms, banks and other nominees and fiduciaries to forward all materials related to this proxy solicitation to the beneficial owners of shares of Axiall common stock held of record. Westlake may reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

Westlake Chemical will bear all expenses related to any solicitation of proxies by Westlake and will not seek reimbursement of these costs from Axiall.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Axiall’s 2017 Proxy Statement. Under Rule 14a-8 promulgated under the Exchange Act, in order for stockholder proposals to be considered for inclusion in Axiall’s proxy statement for the 2017 annual meeting of stockholders of Axiall (the “2017 Annual Meeting”), such proposals must be received at Axiall’s principal executive offices by not less than 120 calendar days before the first anniversary of the date on which Axiall’s definitive proxy statement for the Annual Meeting was first released to stockholders. If the Annual Meeting is not held, or the date of the 2017 Annual Meeting varies by more than 30 days from the first anniversary of the date of the Annual Meeting, Axiall will be required, in a timely manner, to inform stockholders of such change, and stockholder proposals must be received a reasonable time before Axiall begins to print and mail the proxy materials for the 2017 Annual Meeting in order to be considered for inclusion in Axiall’s proxy statement. Axiall’s definitive proxy statement and form of proxy that will be filed in connection with the Annual Meeting will provide the date by which Axiall must receive any proposal which a stockholder intends to present at the 2017 Annual Meeting in order to be eligible for inclusion in the Axiall proxy statement and proxy card relating to the 2017 Annual Meeting, unless the date of the 2017 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the Annual Meeting, in which case the proposal must be received a reasonable time before Axiall begins to print and send its proxy materials for the 2017 Annual Meeting. Upon timely receipt of any such proposal, Axiall will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with applicable SEC regulations governing the solicitation of proxies.

Other Stockholder Proposals and Nominations for Presentation at the 2017 Annual Meeting. Alternatively, a stockholder intending to bring a proposal or nominate a director for election before the 2017 Annual Meeting without having the proposal or nomination included in Axiall’s 2017 proxy statement must comply with the requirements set forth in the Axiall bylaws. Under the Axiall bylaws, for notices of nominations or other business to be properly brought before the 2017 Annual Meeting written notice must be made to the Secretary of Axiall and must be delivered to or mailed and received at the principal executive offices of Axiall not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which Axiall first mailed its proxy materials for the Annual Meeting, i.e., not earlier than [●], 2017 and not later than [●], 2017, unless the date of the 2017 Annual Meeting is advanced by more than 30 calendar days prior to [●], 2017, or delayed by more than 30 calendar days after [●], 2017, in which case the notice must be so delivered not later than the close of business on the later of the 90th calendar day prior to the 2017 Annual Meeting or the 10th calendar day following the day on which public disclosure of the date of the 2017 Annual Meeting is first made. Any public disclosure of recess or adjournment of such annual meeting (or any announcement of any recess or adjournment) will not commence a new time period for the giving of the notice. The notice must set forth certain information in accordance with the Axiall bylaws, which are filed as Exhibit 3.1 to Axiall’s Current Report on Form 8-K filed with the SEC on March 7, 2014. The proposal or nomination must contain the information required by the Axiall bylaws.

APPRAISAL RIGHTS

No appraisal rights or similar dissenter’s rights are available in connection with this proxy solicitation. In addition, stockholders will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

MANAGEMENT OF AXIALL

We incorporate by reference the information contained in Axiall’s definitive proxy statement filed by Axiall with the SEC on [●] under the heading “Security Ownership of Principal Stockholders and Management” at [●].

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the nomination of the Nominees and Westlake Chemical’s proposal to acquire Axiall and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of Westlake (and the combined businesses of Westlake and Axiall), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Westlake based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Westlake’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Westlake is unable to predict or control, that may cause Westlake’s actual results, performance or plans with respect to Axiall to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed and detailed from time to time in Westlake Chemical’s filings with the SEC, including, without limitation, Westlake Chemical’s annual report on Form 10-K for the year ended December 31, 2015.

Many of these factors are beyond Westlake’s control. Westlake cautions investors that any forward-looking statements made by Westlake are not guarantees of future performance. Westlake does not intend, and undertakes no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

ADDITIONAL INFORMATION

Certain information regarding the compensation of directors and executive officers and certain other matters regarding Axiall’s officers and directors as well as certain other information regarding the Annual Meeting will be contained in Axiall’s proxy statement for the Annual Meeting. Westlake does not make any representation as to the accuracy or completeness of the information that will be contained in Axiall’s proxy statement for the Annual Meeting.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL OR E-MAIL:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885 or 212-929-5500

E-mail: Westlake@mackenziepartners.com

APPENDIX I

SHARES OF AXIALL COMMON STOCK BOUGHT OR SOLD BY THE PARTICIPANTS IN THE LAST TWO YEARS

Set forth below are the dates and amounts of each Participant’s purchase and (sale) of any securities of Axiall, if any, within the past two years. Each transaction was with respect to shares of Axiall common stock. In addition, on February 12, 2016, (i) 1,550,000 shares of Axiall common stock held in a brokerage account by DB (the “Westlake brokerage account”) on behalf of Westlake NG IV were re-registered by means of the Direct Registration System on the books of Computershare Shareowner Services, Axiall’s transfer agent, so that after such re-registration Westlake NG IV was (and continues to be) the record holder of such shares and (ii) 1,550,00 shares of Axiall common stock held in the Westlake brokerage account on behalf of Westlake NG IV were re-registered by means of the Direct Registration System on the books of Computershare Shareowner Services, Axiall’s transfer agent, so that after such re-registration Westlake Chemical was (and continues to be) the record holder of such shares. No part of the purchase price or market value of any of the securities involved in the transactions below was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

WESTLAKE’S TRANSACTIONS IN AXIALL COMMON STOCK

DATE	Westlake Chemical	Westlake NG IV
10/8/2015	—	20,200
10/9/2015	—	20,200
10/13/2015	—	34,400
10/14/2015	—	65,490
10/15/2015	—	19,900
10/15/2015	—	25,000
10/16/2015	—	34,037
10/19/2015	—	50,800
10/20/2015	—	55,900
10/21/2015	—	44,800
10/22/2015	—	41,600
10/23/2015	—	32,100
10/26/2015	—	36,100
10/27/2015	—	39,200
10/28/2015	—	24,900
10/29/2015	—	21,700
10/30/2015	—	39,100
11/2/2015	—	44,900
11/3/2015	—	13,900
11/4/2015	—	20,500
11/5/2015	—	53,882
11/6/2015	—	76,000
11/9/2015	—	40,713
11/10/2015	—	38,506
11/12/2015	—	38,400
11/13/2015	—	44,600
11/16/2015	—	25,600
11/16/2015	—	18,600
11/17/2015	—	21,362
11/18/2015	—	28,600

I-1

DATE	Westlake Chemical	Westlake NG IV
11/19/2015	—	22,600
11/20/2015	—	21,246
11/23/2015	—	88,400
11/24/2015	—	85,007
11/25/2015	—	95,500
11/27/2015	—	69,900
11/30/2015	—	44,078
12/1/2015	—	38,600
12/3/2015	—	30,800
12/7/2015	—	21,094
12/8/2015	—	100
12/9/2015	—	28,500
12/10/2015	—	49,901
12/11/2015	—	39,333
12/14/2015	—	39,867
12/17/2015	—	74,300
12/18/2015	—	111,500
12/21/2015	—	106,261
12/22/2015	—	82,200
12/23/2015	—	94,400
12/24/2015	—	116,767
12/28/2015	—	47,424
12/29/2015	—	87,980
12/31/2015	—	62,800
1/4/2016	—	61,660
1/5/2016	—	47,157
1/8/2016	—	60,055
1/11/2016	—	95,400
1/12/2016	—	77,300
1/13/2016	—	78,425
1/14/2016	—	79,500
1/15/2016	—	50,933
1/19/2016	—	20,022
2/12/2016		50 (held in a brokerage account by DB)

RUTH DREESSEN’S TRANSACTIONS IN AXIALL COMMON STOCK

DATE	SHARES
4/16/2015	(2000)

I-2

APPENDIX II

ADDITIONAL INFORMATION ABOUT THE NOMINEES

None of the Nominees nor any of their respective associates is a party adverse to Axiall or any of its subsidiaries, or has a material interest adverse to Axiall or any of its subsidiaries, in any pending or contemplated material proceeding.

None of the Nominees has held any position or office with Axiall within the last five years. None of the Nominees has ever served on the Axiall board of directors except for Ruth I. Dreessen who previously served as a director of Georgia Gulf Corporation, a predecessor company of Axiall, from 2001 to 2003.

Except as disclosed in this proxy statement, there are no arrangements or understandings between any Nominee and any other person pursuant to which such Nominee was or is to be selected as a director or nominee to the Axiall board of directors.

No family relationships exist among the Nominees or between any Nominee and any director or executive officer of Axiall, or, to the knowledge of Westlake as of the date of this proxy statement, any nominee to become a director or executive officer of Axiall.

None of the Nominees has carried on an occupation or employment, during the past five years, with Axiall or any corporation or organization which is or was a parent, subsidiary or other affiliate of Axiall.

None of the Nominees has been involved in any events in the preceding ten years which are described in Item 401(f) of Regulation S-K that are material to an evaluation of the integrity or ability of any person nominated to become a director of Axiall.

None of the Nominees was at any time during the most recent fiscal year of Axiall, a director, officer, beneficial owner of more than ten percent of any class of equity securities of Axiall registered pursuant to Section 12 of the Exchange Act or otherwise subject to Section 16 of the Exchange Act with respect to Axiall because of the requirements of Section 30 of the Investment Company Act of 1940 that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act (including any report on Form 3, Form 4, or Form 5 or any amendment thereto) during the most recent fiscal year or prior fiscal years.

None of the Nominees nor any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered to or on behalf of Axiall that is required to be disclosed under Item 402 of Regulation S-K, or is subject to any arrangement described in Item 402 of Regulation S-K.

Westlake believes that each of the Nominees is highly qualified to serve as a director on the Axiall board of directors and is independent under the independence standards applicable to Axiall under the applicable rules of the New York Stock Exchange.

II-1

ANNEX A

FORM OF NOMINATION AGREEMENT

Dear [Nominee]:

This letter agreement, dated [●], 2016 (this “Agreement”), is with reference to your agreement to become a nominee (the “Nominee”) of Westlake Chemical Corporation, a Delaware corporation, or one of Westlake Chemical Corporation’s subsidiaries designated by Westlake Chemical Corporation (together, “Westlake”), for election as an independent director of Axiall Corporation, a Delaware corporation (“Axiall”), if Westlake determines to seek to remove and replace some or all of the existing members of the Board of Directors of Axiall (the “Board”). If Westlake determines to proceed, it expects that it would solicit proxies for the election of one or more nominees (together with the Nominee, the “Nominees”) as directors of Axiall (collectively, the “Proxy Contest”) at the 2016 annual stockholders’ meeting of Axiall or any postponements or adjournments thereof (the “Annual Meeting”).

A. Responsibilities of Nominee.

(a) You agree (i) to be named as a Nominee in any and all materials prepared by Westlake in connection with the Proxy Contest, (ii) to provide true and complete information concerning, among other things, your ownership of securities of Axiall and your background, experience, abilities and integrity, as may be reasonably requested from time to time by Westlake (including, without limitation, (A) all information provided in connection with any directors and officers questionnaire or other information request list (any such questionnaire or request, a “Questionnaire”) submitted by you or Westlake to Axiall in connection with the Proxy Contest and (B) all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) to be disclosed in any proxy statement or other materials prepared by Westlake in connection with the Proxy Contest (collectively, the “Proxy Materials”)), and not to omit information that is material, (iii) that your agreement to be a Nominee, and the information referred to in clause (ii) of this paragraph (a) may be disclosed by Westlake in the Proxy Materials or as otherwise required by applicable law, and (iv) if elected, to serve as a director of Axiall, and in that capacity to act in the best interests of Axiall and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the Board. You represent that the information supplied to Westlake in any completed Questionnaire, in your response to any follow-up questions from Westlake and any related supplement provided by you (together, the “Nominee Information”) relating to your being a Nominee is true and complete and does not omit information that may be material. You agree that you will promptly provide Westlake with (x) any updates to (1) the information you have previously supplied to Westlake in order to satisfy your obligation under clause (a)(ii) of this Section A and (2) your representations and other information in the Nominee Information, and (y) such additional information as may reasonably be requested by Westlake in connection with your nomination for election to the Board.

(b) The parties acknowledge and agree that you are not an employee or an agent or otherwise a representative of Westlake, that you are independent of, and not controlled by or acting at the direction of, Westlake, that, if elected, you will be acting as a director of Axiall, on behalf of Axiall and all of the stockholders of Axiall and will in no way be controlled by or acting at the direction of Westlake and that, as a result, there is, and can be, no agreement between you and Westlake that governs any decisions you may make as a member of the Board. You shall have no authority to act as an agent of Westlake and you shall not represent the contrary to any person.

B. Responsibilities of Westlake. Notwithstanding anything in this Agreement to the contrary, Westlake is not obligated to nominate you to the Board or to commence or take any other action with respect to the Proxy Contest.

C. Compensation.

(a) In consideration of your agreement to become a Nominee and to be named in the Proxy Materials, promptly following the date hereof, Westlake shall pay to you a payment in the amount of seventy-five thousand US dollars ($75,000) (the “Fee”) in accordance with the wiring instructions set forth on Exhibit A hereto, payable in the following installments: (a) $37,500 upon submission of your name as Nominee to Axiall by written notice, and (b) $37,500 upon the earlier of (i) the mailing by Westlake to Axiall’s stockholders of any proxy statement which includes your name as a nominee to the Board in definitive form with respect to the Proxy Contest and (ii) the execution and delivery by Westlake and Axiall of a definitive acquisition agreement providing for a negotiated business combination between Westlake and Axiall.

(b) You shall not be entitled to any other compensation from Westlake or any of its affiliates in connection with your service as a Nominee. You agree that if you are elected as a director of Axiall, you shall seek compensation, if any, for acting in such capacity solely from Axiall.

D. Expenses. Westlake agrees that for the period starting from the date of this Agreement and ending at the earlier of (x) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (y) the date you have been notified by Westlake that it will not commence the Proxy Contest or has abandoned the Proxy Contest or will not nominate you to the Board or that the requisite number of votes for your election to the Board has not been obtained, Westlake will (i) promptly reimburse you for all reasonable expenses (including travel and lodging) incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel selected collectively by and acting on behalf of all Nominees proposed by Westlake for election as independent directors of Axiall (the “Independent Counsel”). The foregoing right to reimbursement and payment shall be in addition to your rights of indemnification and advancement of expenses set forth in this Agreement.

E. Indemnification and Advancement.

(a) As a material inducement to you to become a Nominee, Westlake hereby agrees to indemnify, defend and hold harmless you from and against any and all losses, claims and other costs and expenses, including, without limitation, all damages, liabilities, judgments, amounts paid or payable in settlement and other expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”), to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), to the extent arising out of the Proxy Contest or your being a Nominee (an “Action”), except to the extent that such Loss arises or results from your willful misconduct or any untrue statement or omission made by you or made by Westlake in reliance upon and in conformity with information furnished by you in writing expressly for use in any document made available to the public; it being understood that you are furnishing the Nominee Information, and any other information provided by you that is described in clause (a) of Section A, expressly for use in the Proxy Materials, other filings that may be made publicly available in connection with the Proxy Contest, and any submissions of information that may be made by Westlake to Axiall in accordance with the bylaws or other organizational documents of Axiall.

(b) In the event of the commencement or threatened commencement of any Action in respect of which you may seek indemnification from Westlake hereunder, you will give prompt written notice thereof to Westlake; provided that the failure to so provide prompt notice shall not relieve Westlake of its indemnification obligations hereunder except to the extent that Westlake is materially prejudiced as a result thereof. Westlake shall timely pay all fees and disbursements of the Independent Counsel in respect of such Action; however, you shall have the right to retain separate counsel, provided, that you shall be responsible for the fees of such counsel and costs of such participation unless either (i) you and Westlake mutually agree in writing to the retention of such counsel, or (ii) representation of you and other Nominees by the same counsel would be inappropriate due to actual or potential differing interests between you and them. Westlake shall in no event be liable for any settlement by you of any such Action effected without the prior written consent of Westlake, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Westlake shall not settle, without your prior written consent, any Action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which Westlake agrees to be wholly responsible) or that would contain an acknowledgement of wrongdoing on your part.

(d) Your rights to indemnification under this Agreement shall include the right to be advanced in accordance with Section E(a) of this Agreement any and all expenses incurred in connection with any Action as such expenses are incurred.

(e) Notwithstanding anything to the contrary, if Westlake has made payments to you pursuant to the indemnification and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to Westlake.

F. General. Notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to Westlake, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that Westlake may, in its sole discretion, assign any or all of its rights, interests or obligations hereunder to Axiall; (iv) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; and (v) may be executed in counterparts and delivered by facsimile signatures.

G. Taxes. Nominee shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes, and, to the extent consistent with applicable law, Westlake will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Signature Pages Follow

Very truly yours,

Westlake Chemical Corporation

By
Name:
Title:

Accepted and agreed to:

By
Name:

Exhibit A

[Wiring Instructions]

GOLD PROXY

PRELIMINARY COPY—SUBJECT TO COMPLETION

PROXY SOLICITED BY WESTLAKE CHEMICAL CORPORATION AND WESTLAKE NG IV

CORPORATION AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF AXIALL

CORPORATION

2016 Annual Meeting of Axiall Corporation

[●], 2016, [●] Local Time

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of common stock of Axiall Corporation for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS

(See reverse side for instructions)

AXIALL CORPORATION

2016 Annual Meeting of Stockholders

The undersigned stockholder(s) of Axiall Corporation, a Delaware corporation (“Axiall”), acknowledges receipt of the Proxy Statement, dated [●], 2016, of Westlake Chemical Corporation (“Westlake Chemical”) and Westlake NG IV Corporation (together, “Westlake”) relating to the 2016 annual meeting of stockholders of Axiall Corporation to be held on [●], 2016 at [●] at [●] (including any adjournment or postponement thereof and any meeting that may be called in lieu thereof, the “Annual Meeting”) and hereby appoints each of M. Steven Bender and L. Benjamin Ederington as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the meeting, as a holder of shares of Axiall common stock held of record by the undersigned as of the close of business on [●], 2016, and otherwise to represent the undersigned at the Annual Meeting with all powers of the undersigned as if the undersigned were personally present and voting the Axiall common stock.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE. IF THE PROXY IS EXECUTED IN SUCH A MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF A NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE IT SHALL BE DEEMED TO GRANT AUTHORITY TO THE PROXIES TO VOTE FOR THE ELECTION OF SUCH NOMINEE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING THAT (I) WESTLAKE DID NOT KNOW, WITHIN A REASONABLE TIME BEFORE ITS SOLICITATION, WAS TO BE PRESENTED AT THE ANNUAL MEETING OR (II) IS INCIDENT TO THE CONDUCT OF THE MEETING. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MATTERS COVERED IN THIS PROXY.

YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

GOLD PROXY

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week.

Your Internet or telephone vote authorizes the named proxies to vote your shares of Axiall common stock in the same manner as if you marked, signed, dated and returned your proxy card. Any vote by Internet, telephone or the execution and delivery of a GOLD proxy card by a record holder of shares of Axiall common stock will be presumed to be a vote or proxy with respect to all shares of Axiall common stock held by such record holder unless otherwise specified.

INTERNET	TELEPHONE	MAIL

www.cesvote.com	1-888-693-8683

• Go to the website listed above.	• Use any touch-tone telephone.	• Mark, sign and date your GOLD PROXY CARD.

• Have your GOLD PROXY CARD ready. You will need to enter the number from the box above.	• Have your GOLD PROXY CARD ready. You will need to enter the number from the box above.	• Detach your GOLD PROXY CARD.

• Follow the simple instructions that appear on your computer screen.	• Follow the simple recorded instructions.	• Return your GOLD PROXY CARD in the postage-paid envelope provided.

Please Mark, Sign, Date and Return Promptly in the

Enclosed Postage-Paid Envelope

(continued from other side)

▼   DETACH PROXY CARD HERE TO VOTE BY MAIL   ▼

WESTLAKE STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL NOMINEES LISTED IN PROPOSAL I.

PROPOSAL I —Proposal by Westlake to elect: Steven A. Blank, Michael E. Campbell, Charles E. Crew Jr., Ruth I. Dreessen, Angela A. Minas, David C. Reeves, Ronald R. Steger, James W. Swent III, Gary L. Whitlock and Randy G. Woelfel, which is not related to or conditioned on the approval of any other matter.

FOR ALL NOMINEES ☐	WITHHOLD FOR ALL NOMINEES ☐	FOR ALL NOMINEES, WITH EXCEPTIONS ☐

Westlake intends to use this proxy to vote FOR all nominees listed above in Proposal I.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark the “FOR ALL NOMINEES, WITH EXCEPTIONS” box and write the name of the excepted nominee(s) in the space below. Your shares will be WITHHELD with respect to the excepted nominees and voted FOR the remaining Westlake nominee(s).

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held by two or more persons, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian, other representative etc., please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person giving full title as such.

Dated:                                                                               , 2016

Signature:

Title or Authority:

Signature (if held jointly):

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.